      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996

                                            FORM S-1 REGISTRATION NO. 333-
                                            FORM S-3 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                  AS TO THE UNITS:                                   AS TO THE GUARANTEES:
                      FORM S-1                                             FORM S-3
               REGISTRATION STATEMENT                               REGISTRATION STATEMENT
                        UNDER                                                UNDER
             THE SECURITIES ACT OF 1933                           THE SECURITIES ACT OF 1933
              ------------------------                             ------------------------
                THERMO FIBERGEN INC.                              THERMO ELECTRON CORPORATION
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                      CHARTER)                                             CHARTER)
                      DELAWARE                                             DELAWARE
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR     (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                     ORGANIZATION)                                       ORGANIZATION)
              ------------------------                             ------------------------
                        3554
  (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE
                        NUMBER)
                     04-3311544                                           04-2209186
        (I.R.S. EMPLOYER IDENTIFICATION NO.)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)
                                                                        81 WYMAN STREET
                   8 ALFRED CIRCLE                                       P.O. BOX 9046
            BEDFORD, MASSACHUSETTS 01730                       WALTHAM, MASSACHUSETTS 02254-9046
                   (617) 275-3600                                       (617) 622-1000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA                                      INCLUDING AREA
 CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)   CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY
                            THERMO FIBERGEN INC. AND
                          THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                                 P. O. BOX 9046
                             WALTHAM, MA 02254-9046
                                 (617) 622-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF AGENT FOR SERVICE FOR BOTH REGISTRANTS)

                            ------------------------

                                   COPIES TO:

             SETH H. HOOGASIAN, ESQUIRE                          EDWIN L. MILLER, JR., ESQUIRE
         VICE PRESIDENT AND GENERAL COUNSEL                     TESTA, HURWITZ & THIBEAULT, LLP
                THERMO FIBERGEN INC.                                    125 HIGH STREET
           AND THERMO ELECTRON CORPORATION                        BOSTON, MASSACHUSETTS 02110
                   81 WYMAN STREET                                      (617) 248-7000
          WALTHAM, MASSACHUSETTS 02254-9046
                   (617) 622-1000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement has become effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


                                  CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                             PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                          AGGREGATE                 AMOUNT OF
              SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)        REGISTRATION FEE(1)
- ------------------------------------------------------------------------------------------------------------
Units...................................................        $54,544,500                 $18,809
- ------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value............................                                    None(2)
- ------------------------------------------------------------------------------------------------------------
Redemption Rights.......................................            --                      None(2)
- ------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation Guarantees..................            --                      None(2)
============================================================================================================

(1) Calculated pursuant to Rule 457(o).
(2) The Units are comprised of the Common Stock and the Redemption Rights. No separate consideration will be received for the Common stock, the Redemption Rights or the Guarantees.

                            ----------------------------

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                              THERMO FIBERGEN INC.


                                CROSS REFERENCE SHEET
                       BETWEEN ITEMS OF FORM S-1 AND PROSPECTUS

ITEM                                                      LOCATION IN PROSPECTUS
- ----                                                      ----------------------
 1.    Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus..  Outside Front Cover Page
 2.    Inside Front and Outside Back Cover Pages
         of Prospectus...........................  Inside Front and Outside Back Cover Pages;
                                                     Additional Information; Reports to
                                                     Security Holders
 3.    Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors; The
                                                     Company
 4.    Use of Proceeds...........................  Prospectus Summary; Use of Proceeds
 5.    Determination of Offering Price...........  Outside Front Cover Page; Underwriting
 6.    Dilution..................................  Dilution
 7.    Selling Security Holders..................  Not Applicable
 8.    Plan of Distribution......................  Outside Front Cover Page; Underwriting
 9.    Description of Securities to be
         Registered..............................  Outside Front Cover Page; Capitalization;
                                                     Description of Securities; Certain Federal
                                                     Income Tax Consequences
10.    Interests of Named Experts and Counsel....  Experts; Legal Opinions
11.    Information with Respect to the
         Registrant..............................  Cover Page; Prospectus Summary; The Company;
                                                     Risk Factors; Dividend Policy;
                                                     Capitalization; Selected Financial
                                                     Information; Management's Discussion and
                                                     Analysis of Results of Operations and
                                                     Financial Condition; Business;
                                                     Relationship with Thermo Electron and
                                                     Thermo Fibertek; Management; Security
                                                     Ownership of Certain Beneficial Owners and
                                                     Management; Description of Securities;
                                                     Shares Eligible for Future Sale; Financial
                                                     Statements
12.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION -- DATED JULY 3, 1996
PROSPECTUS
                                3,100,000 UNITS
                     (EACH UNIT CONSISTING OF ONE SHARE OF
                     COMMON STOCK AND ONE REDEMPTION RIGHT)
                                       OF

                              THERMO FIBERGEN INC.
                            ------------------------

           REDEMPTION PAYMENTS GUARANTEED ON A SUBORDINATED BASIS BY
                          THERMO ELECTRON CORPORATION

                            ------------------------

    All of the units offered hereby (the "Units") are being sold by Thermo Fibergen Inc. ("Thermo Fibergen" or the "Company"), a wholly owned subsidiary of Thermo Fibertek Inc. ("Thermo Fibertek"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). Each Unit consists of one share of common stock, par value $.01 per share (the "Common Stock"), of the Company and one Redemption Right ("Redemption Rights") (the Units, Common Stock, Redemption Rights and the Guarantees (as defined below) are hereinafter collectively referred to as the "Securities"). Each Redemption Right entitles the holder to sell one share of the Company's Common Stock to the Company during the month of September 20 (the "First Redemption Period") and during the month of September 20 (the "Second Redemption Period"), for an amount of cash equal
to                   (the "Redemption Price"). The Company's obligations with
regard to the Redemption Rights are guaranteed on a subordinated basis by Thermo Electron. The Common Stock and the Redemption Rights will trade together as Units until the 90th day after the date of this Prospectus, after which date the Common Stock and the Redemption Rights will trade separately. The Redemption Rights will expire if at any time after the 90th day after the date of this Prospectus and (i) prior to the beginning of the First Redemption Period or (ii) after the end of the First Redemption Period and prior to the beginning of the Second Redemption Period, the closing price of the Common Stock as reported on the principal trading market for the Common Stock has been at least 150% of the Redemption Price, as adjusted, for 20 of any 30 consecutive trading days. See "Description of Securities."

    Following the offering, Thermo Fibertek will own approximately 76.3% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Underwriters' over-allotment option).

    Prior to this offering, there has been no public market for the Units, the Common Stock or the Redemption Rights. It is currently estimated that the initial public offering price will be $12.75 per Unit. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to list the Units, the Common Stock and the Redemption Rights on the American Stock Exchange.

                            ------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

===========================================================================================================
                                                  PRICE TO     UNDERWRITING DISCOUNTS       PROCEEDS TO
                                                   PUBLIC        AND COMMISSIONS(1)         COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Unit....................................           $                   $                    $
- -----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                   $                    $
===========================================================================================================

(1) The Company, Thermo Fibertek and Thermo Electron have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $350,500.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 465,000 Units solely to cover over-allotments, if any. If this option is fully exercised, the total price to the public would be
    $         , the total underwriting discounts and commissions would be
    $         and the total proceeds to the Company before estimated expenses
    would be $      . See "Underwriting."

                            ------------------------

    The Securities offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Units will be made in
New York, New York on or about          , 1996.

NATWEST SECURITIES LIMITED
                                LEHMAN BROTHERS
                                                         OPPENHEIMER & CO., INC.

                 THE DATE OF THIS PROSPECTUS IS         , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ------------------

     FOR UNITED KINGDOM PURCHASERS: THE SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS, WHETHER AS PRINCIPAL OR AGENT (EXCEPT IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 OR THE FINANCIAL SERVICES ACT 1986), AND THIS PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) (NO. 2) ORDER 1995 OR IS A PERSON TO WHOM THE PROSPECTUS MAY OTHERWISE LAWFULLY BE PASSED ON.

     BIODAC IS A REGISTERED TRADEMARK OF THE COMPANY. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                          REPORTS TO SECURITY HOLDERS

     The Company intends to furnish holders of the Units, the Common Stock and/or the Redemption Rights offered hereby with annual reports containing financial statements audited by an independent public accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                             ADDITIONAL INFORMATION

     The Company and Thermo Electron have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-1 and S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, Thermo Electron, the Units and the Guarantees, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company and Thermo Electron. The address of such site is http://www.sec.gov.

     Thermo Electron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The common stock of Thermo Electron is listed on the New York Stock Exchange, and the reports, proxy statements and other information filed by Thermo Electron with the Commission can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Thermo Electron with the Commission are incorporated in this Prospectus by reference:

     (a) Thermo Electron's Annual Report on Form 10-K for the year ended December 30, 1995;

     (b) Thermo Electron's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996;

     (c) Thermo Electron's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 1996, with respect to the issuance of its 4 1/4% Convertible Subordinated Debentures due 2003;

     (d) Thermo Electron's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 1996, with respect to the adoption of a Shareholder Rights Plan on January 19, 1996;

     (e) Thermo Electron's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 1996, with respect to its guarantees of obligations under Thermo TerraTech Inc.'s 4 5/8% Convertible Subordinated Debentures; and

     (f) The description of Thermo Electron's common stock which is contained in Thermo Electron's Registration Statement on Form 8-A, filed under the Exchange Act, as amended.


     In March 1996, Thermo Electron declared a three-for-two stock split in the form of a 50% stock dividend, paid on June 5, 1996, to shareholders of record as of May 22, 1996. The share and per share data as reported in Thermo Electron's
Annual Report on Form 10-K for the year ended December 30, 1995 and Quarterly
Report on Form 10-Q for the quarter ended March 30, 1996, incorporated herein by reference, have not been restated to reflect the stock split. Shares of Thermo
Electron Common Stock outstanding as of March 30, 1996, on a pro forma basis to reflect the stock split, would have been 135,990,300. The following table presents earnings per share and weighted average shares as previously filed and as amended to reflect the stock split:

                                                                                 THREE MONTHS ENDED
                                                        FISCAL YEAR             ---------------------
                                               -----------------------------    APRIL 1,    MARCH 30,
                                                1993       1994       1995        1995        1996
                                               -------    -------    -------    --------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
AS PREVIOUSLY FILED
Earnings per Share:
  Primary....................................  $   1.11    $   1.35   $   1.67    $    .37    $    .46
  Fully diluted..............................  $   1.00    $   1.20   $   1.48    $    .32    $    .41
Weighted Average Shares:
  Primary....................................    69,468      77,667     83,656      80,582      88,328
  Fully diluted..............................    87,079     100,819    105,402     104,436     116,214
AS AMENDED
Earnings per Share:
  Primary....................................  $    .74    $    .90   $   1.12    $    .24    $    .31
  Fully diluted..............................  $    .67    $    .80   $    .98    $    .22    $    .27
Weighted Average Shares:
  Primary....................................   104,203     116,500    125,483     120,873     132,492
  Fully diluted..............................   130,618     151,229    158,103     156,654     174,321

     All reports or proxy statements filed by Thermo Electron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Thermo Electron undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Sandra L. Lambert, Secretary, Thermo Electron Corporation, 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone number: (617) 622-1000).

- -------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Thermo Fibergen Inc. (the "Company") was established as a subsidiary of Thermo Fibertek Inc. ("Thermo Fibertek") to develop and commercialize equipment and systems to recover valuable materials from increasing volumes of pulp residue generated by plants that produce recycled pulp and paper. The Company intends to finance, build and operate recovery plants on sites at, or immediately adjacent to, recycled pulp mills, employing a proprietary process to treat pulp residue. The Company's plants will recover and clean long cellulose fibers for resale to pulp mills, and will process the remaining recoverable components of pulp residue, such as fines (very short fibers not usable for papermaking) and minerals, into saleable products. The Company's GranTek Inc. subsidiary ("GranTek") recently acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. (collectively, "GT/ELI"). GranTek employs patented technology to produce absorbent granules from pulp residue. These granules, marketed under the trade name BIODAC, are currently used as a carrier to deliver chemicals for agricultural, lawn and garden, and other needs. GranTek's Green Bay, Wisconsin, plant currently produces more than 30,000 tons of BIODAC per year.

     Environmental concerns and other factors have led to an increase in the use and production of recycled paper in recent years. However, paper companies that increase the use of recycled paper as a source of their papermaking fiber experience substantial increases in their pulp residue. These increases result from the pulp de-inking, filtering and cleaning process, in which approximately 25% of the recycled fiber entering a pulp mill is lost to the waste stream, and must be disposed of at a substantial cost. According to industry estimates, the North American pulp and paper industry spent an estimated $1 billion to treat and dispose of approximately 10 million tons of pulp residue in 1993. The Company believes that worldwide expenditures to treat and dispose of pulp residue in 1993 were approximately $2.6 billion.

     The Company's strategy is to generate revenues from several sources. First, the Company will seek to enter into long-term contracts with pulp and paper mills under which the Company will charge the customer a tipping fee to accept the customer's pulp residue. Second, the Company intends to sell much of the clean long fibers it recovers directly back to the customer for use in the papermaking process. Third, the Company will apply existing technologies, such as its granulation technologies, and expects to develop new technologies, to maximize the value of the other recoverable components of the pulp residue, such as fines and minerals, for sale into other markets. For example, the Company intends to further develop GranTek's technology to produce granules for oil and grease absorbents as well as for specialty absorbents, such as for the cat box filler market.

     The Company anticipates that the tipping fees it receives will generally be competitive with the pulp mills' current disposal costs. The Company believes that pulp mills will prefer to dispose of their residue streams by paying the Company a tipping fee for a number of reasons. Disposal of residue with the Company will provide pulp mills with a long-term disposal solution and will eliminate concerns over long-term capacity constraints at their landfills; will relieve the pulp mills of the responsibility for complying with changing treatment and disposal regulations; and will allow pulp mills to reduce their capital investments in dewatering and treatment equipment, and to focus their resources on the manufacture of paper.

     The Company is actively developing a process to recover long fibers from pulp residues, and expects to complete the construction of a mobile pilot recovery system in 1996. The Company expects that its first commercial plants will feature only GranTek's technology to process pulp residue into absorbent granules. The Company's strategy is to introduce this technology to pulp mill customers, to construct its plants and to enter into long-term contracts with such customers, and then, upon the completion of development, to retrofit existing GranTek plants with the Company's long fiber-recovery technology. The Company will also explore the construction of plants in certain niche markets that may feature only the Company's long fiber-recovery technology. The Company expects to begin construction of its first commercial recovery plant employing its long fiber-recovery technology before the end of 1997.
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                       THE OFFERING

Units Offered(1).....................   3,100,000
Common Stock to be Outstanding after
  the Offering(1)(2).................   13,100,000
Proposed AMEX Symbol for the Units...   TFGU
Proposed AMEX Symbol for the Common
  Stock..............................   TFG
Proposed AMEX Symbol for the
  Redemption Rights..................   TFGR
Scheduled Optional Redemptions.......   The holder of a Redemption Right may require the
                                        Company to redeem one share of Common Stock for an
                                        amount of cash equal to        during the month of
                                        September 20  and the month of September 20  . The
                                        Redemption Rights will expire if at any time after
                                        the 90th day after the date of this Prospectus and
                                        (i) prior to the beginning of the First Redemption
                                        Period or (ii) after the end of the First Redemption
                                        Period and prior to the beginning of the Second
                                        Redemption Period, the closing price of the Common
                                        Stock has been 150% of the Redemption Price, as
                                        adjusted, for 20 of any 30 consecutive trading days.
Thermo Electron Guarantees...........   Redemption payments have been guaranteed on a
                                        subordinated basis by Thermo Electron.
Use of Proceeds......................   General corporate purposes, including funding the
                                        development and commercialization of the Company's
                                        fiber-recovery system, and for acquisitions.
Federal Tax Consequences.............   Special tax considerations may apply to an investment
                                        in the Units. Investors should read carefully
                                        "Certain Federal Income Tax Consequences" and are
                                        advised to consult with their own tax advisors
                                        regarding the consequences of an investment in the
                                        Units.

- ---------------

(1) Each Unit consists of one share of Common Stock and one Redemption Right. The Common Stock and the Redemption Rights will trade together as Units until the 90th day after the date of this Prospectus, after which date the Common Stock and the Redemption Rights will trade separately.

(2) Does not include 825,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans. No options to purchase shares of Common Stock had been granted or were outstanding under the Company's stock-based compensation plans as of July 2, 1996. See "Capitalization," "Management -- Compensation of Directors" and "-- Compensation of Executive Officers" and Note 5 to Financial Statements of the Company.

- -------------------------------------------------------------------------------

                                         SUMMARY FINANCIAL INFORMATION
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                         PRO FORMA COMBINED(2)
                                                                                        ------------------------
                                                                     THREE MONTHS         TWELVE        THREE
                                                                       ENDED(1)           MONTHS        MONTHS
                                       FISCAL YEAR               --------------------     ENDED         ENDED
                          -------------------------------------  APRIL 1,   MARCH 30,   DECEMBER 30,   MARCH 30,
                          1992(1)    1993      1994      1995      1995       1996          1995         1996
                          -------   -------   -------   -------  --------   ---------   ------------   ---------
STATEMENT OF
  OPERATIONS DATA:
Revenues..............    $ --      $ --      $ --      $ --      $ --       $ --          $ 4,233      $ 1,579
Gross Profit..........      --        --        --        --        --         --              952          341
Research and
  Development
  Expenses............        147       106       128       601       137        203           904          263
Operating Loss........       (147)     (106)     (128)     (601)     (137)      (203)       (2,690)        (507)
Interest Income (Expense)
  and Other Income....      --        --        --        --        --            99        (1,469)         704
Net Income (Loss).....       (147)     (106)     (128)     (601)     (137)      (104)       (4,159)         197
Earnings (Loss) per
  Share(3)............       (.01)     (.01)     (.01)     (.06)     (.01)      (.01)         (.42)         .02
Weighted Average
  Shares..............     10,000    10,000    10,000    10,000    10,000     10,000        10,000       10,000

                                                                                          MARCH 30, 1996
                                                                                     ------------------------
                                                                                      PRO FORMA        AS
                                                                                     COMBINED(4)    ADJUSTED(5)
                                                                                     ------------   ---------
BALANCE SHEET DATA:
Working Capital...................................................................     $ 1,257      $37,862
Total Assets......................................................................      13,104       49,709
Common Stock Subject to Redemption................................................      --           36,605
Shareholder's Investment..........................................................      12,490       12,490

- ---------------

(1) Derived from unaudited financial statements.

(2) The pro forma combined statement of operations data was derived from the pro forma combined condensed statements of operations included elsewhere in this Prospectus. The pro forma combined statement of operations data sets forth the results of operations for the twelve months ended December 30, 1995 and the three months ended March 30, 1996, as if the acquisition of GT/ELI had occurred on January 1, 1995.

(3) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermo Fibertek in connection with the initial capitalization of the Company.

(4) The pro forma combined balance sheet data as of March 30, 1996 is derived from the pro forma condensed balance sheet included elsewhere in this Prospectus, which was prepared as if the acquisition of GT/ELI had occurred on March 30, 1996.

(5) Adjusted to reflect the sale by the Company of 3,100,000 Units offered hereby at an assumed initial public offering price of $12.75 per Unit, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

- -------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the Units offered hereby involves a high degree of risk. Accordingly, the following factors should be carefully considered in evaluating the Company and its business before purchasing any of such Units.

     Operating Losses. The Company has not been profitable since its inception as a division of Thermo Fibertek on December 29, 1991. As of March 30, 1996, the cumulative operating losses of the Company were approximately $1,185,000. The Company expects to continue to incur operating losses for at least the next several years.

     Uncertainty of Product Development. The Company's fiber-recovery system incorporates new technology currently under development. The Company has not yet completed the development of its mobile pilot fiber-recovery system and has not yet begun the commercial production of full-scale fiber-recovery systems. No assurance can be given that these development efforts will be successful. Failure to successfully develop the Company's recovery equipment and system would have a material adverse effect on the business of the Company. The Company's success will depend to some degree on its ability to identify and develop technologies to maximize the value of the components of pulp residue, such as minerals, for sale into other markets. There can be no assurance that the Company will succeed in obtaining or developing any such technologies. Failure of the Company to obtain or develop such technologies, or to develop active markets for the components of the pulp residue it processes, would both increase the Company's ultimate waste-disposal costs and reduce the Company's anticipated revenue stream. Accordingly, such a failure would have a material adverse effect on the business of the Company.

     Risks of Uncertain Market Acceptance. The Company's proposed fiber-recovery process and market approach are significantly different from processing and disposal methods that are currently available commercially. There is a substantial risk with any new technology that the marketplace may not accept or be receptive to the potential benefits of such technology. Market acceptance of the Company's proposed services and products will depend, in large part, upon the ability of the Company to demonstrate the economic advantage of its system over available alternatives. There can be no assurance that the Company's services will be accepted by the pulp and paper industry, that any products the Company may develop from the recoverable components of papermaking residues will be accepted in their respective markets or that the Company will be able to sell such products, if accepted, at commercially viable prices. Failure of either the Company's technology to gain market acceptance by the pulp and paper industry or of any such products to gain market acceptance generally would have a material adverse effect on the business of the Company.

     Lack of Operating History and Management. The Company has no operating history other than research and development relating to its fiber-recovery equipment and process and the business recently acquired by its GranTek subsidiary. The Company expects to hire several additional employees within the next year, all of whom are expected to be engaged in research and development and/or sales and marketing. No assurance can be given that management experienced in building a research and development or manufacturing organization, or additional skilled personnel necessary to successfully commercialize and expand the Company's business and operations, can be recruited and retained. Failure of the Company to achieve these objectives would have a material adverse effect on the business of the Company. See "Business -- Employees."

     Risks Associated with Protection, Defense and Use of Proprietary Technology and Intellectual Property. The Company holds several United States and foreign patents relating to various aspects of the processing and use of cellulose-based granular materials, and Thermo Fibertek holds one United States patent and several foreign patents, and expects to file additional United States patent applications in the near future, relating to the "scalping" technology that is a key component of the Company's fiber-recovery system. Proprietary rights relating to the Company's technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. Moreover, although the Company is developing methods to separate the various components of the residue stream for which it believes that it may be able to obtain patent protection, there can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the

Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's services or products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Intellectual Property."

     Commodity Price Risks. The Company expects to recover high quality long fibers from the residue streams of pulp and paper mills and to sell them back to mills under long-term contracts. The prices at which the Company may be able to sell such fibers will depend on several factors, including the prevailing prices for both finished paper products and wastepaper. These prices tend to be cyclical and to vary according to paper type. The Company also anticipates that it will seek to sell other recoverable components of the residue streams, such as fines, wastewater and minerals. The Company will be exposed to commodity price risk during the period that it has title to these products held in inventory. Prices of these commodities can be volatile, and no assurance can be given that the Company will be able to sell recovered components at a profit.

     Future Capital Needs; Project Financing; Dependence on Capital
Markets. The Company anticipates that the net proceeds of this offering, together with interest income earned on such net proceeds, will constitute a large percentage of the Company's development and initial commercialization budgets. To the extent that such net proceeds and such interest income, together with the Company's future operating income, if any, are insufficient to fund the development and commercialization of the Company's fiber-recovery system, the Company may be required to raise additional funds through public or private financings. See "Use of Proceeds." The Company's future capital requirements will depend on many factors, including continued progress in its research and development program, the magnitude of such program, competing technological and market developments, the cost of manufacturing activities and the Company's ability to market its services and products successfully. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail development and commercialization of its fiber-recovery technology.

     In addition, the Company expects to seek to finance each of its recovery plants in a manner that is substantially nonrecourse to the Company. To minimize its equity commitment, the Company will be required to borrow substantial amounts from third party lenders. These borrowings typically would be secured only by the recovery plant assets and/or by the capital stock of a subsidiary operating such plant. If the Company were unable to repay the principal of, and all interest on, such borrowings, the lender would have the right to foreclose on, and obtain title to, such assets or capital stock. The Company anticipates that it will require substantial financing to fund both the equity and debt components of future plants. The ability to finance the Company's recovery plants on a nonrecourse basis will depend on a number of factors, including interest coverage ratios, the length and terms of the Company's contracts with pulp mill customers and the perception of technology risks by lenders. The Company has had no discussions with potential lenders, and no assurance can be given that financing for future plants will be available on acceptable terms, or at all. Any failure by the Company to obtain adequate amounts of project financing on acceptable terms would have a material adverse effect on the future growth of the Company.

     Competition. The Company expects to encounter intense competition in the sale of its services and products. The Company expects that its principal competitors will be landfills, which currently have a collective 70% market share in North America and approximately 40% in Europe. In addition, many pulp mills have already made substantial investments in dewatering and drying equipment to reduce their landfill costs. Mills are familiar with such methods and may be reluctant to switch to a new solution unless the Company demonstrates significant cost savings to them. Several large waste-management companies have increased their marketing activities to provide landfill disposal services to the pulp and paper industry. Certain competitors are seeking to develop similar technologies and services to treat and process pulp residues. No assurance can be given that these technologies may not be superior to those of the Company or that they may not make the Company's technology obsolete. Some of these competitors may have substantially greater financial, marketing and other resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products than the Company. There can be no assurance that the Company's current technology, technology under development or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors. See "Business -- Competition."

     Risk of Dependence on Pulp Mill Customers. Each of the Company's fiber-recovery plants will rely upon long-term agreements with a single pulp mill customer for its pulp residue and tipping fee revenue. The failure of any one pulp mill customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular pulp mill will not be unwilling or unable, at some time, to make required payments under, or to otherwise honor, its agreements with the Company. GranTek's pulp residue is obtained from a single paper mill located near its Wisconsin plant, under which such mill has the exclusive right to supply such residue to GranTek's plant. The contract terminates on December 26, 1997, subject to successive mutual two-year extensions. Although the Company believes that GranTek's relationship with such mill is good, no assurance can be given that such mill will agree to renew the contract upon its termination in December 1997.

     Environmental and Regulatory Risks. Federal, state and local environmental laws govern air emissions and discharges into water, as well as the generation, transportation, storage, treatment and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified or operated. There can be no assurance that all required permits will be issued for the Company's recovery plants, or that the requirements for continued permitting under environmental regulatory laws and policies governing their enforcement may not change, requiring new technology or stricter standards for the control of discharges of air or water pollutants or for solid or hazardous waste handling and disposal. Such future developments could affect the manner in which the Company constructs and operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of pulp residue could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase pulp residue.

     Federal, state and local laws also frequently impose liability on the present and former owners or operators of facilities that release hazardous substances into the environment. Furthermore, companies may be required by law to provide financial assurances for operating facilities in order to ensure their performance of obligations is in compliance with applicable laws and regulations. Similar liability may be imposed upon the generators and transporters of waste which contains hazardous substances. In the United States, such liability stems primarily from the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state equivalents and the Resource Conservation and Recovery Act of 1976 ("RCRA") and similar state equivalents. CERCLA imposes joint and several liability for the costs of remediation and natural resource damages on the owner or operator of a facility from which there is a release or a threat of a release of a hazardous substance into the environment and on the generators and transporters of those hazardous substances. Under RCRA and equivalent state laws, regulatory authorities may require, pursuant to administrative order or as a condition of an operating permit, that the owner or operator of a regulated facility take corrective action with respect to contamination resulting from past or present operations. Such laws also require that the owner or operator of regulated facilities provide assurance that funds will be available for the closure and post-closure care of its facilities.

     GranTek emits into the atmosphere from its Green Bay, Wisconsin, facility approximately 4.5 pounds per year of polychlorinated biphenyls ("PCBs"), as well as certain other hazardous pollutants such as formaldehyde, benzene and volatile organic compounds ("VOCs"). Applicable Wisconsin regulations limit PCB emissions to 0.5 pounds per year unless the generator can demonstrate that it is using the best available control technology to limit emissions. GranTek has been issued an air operating permit by the Wisconsin Department of Natural Resources (the "WDNR"). GranTek's operating permit and its application for a new Title V operating permit both require GranTek to reduce PCB and VOC emissions and to file bi-annual reports on the amount of PCBs being emitted. In August 1995, GranTek submitted materials to the WDNR asserting that no technologically or economically feasible methods to reduce PCB or VOC emissions from its facility can be implemented at the present time and, accordingly, requesting that GranTek be relieved of its obligation to reduce emissions. As of the date of this Prospectus, GranTek has received no response from the WDNR. Although the Company believes that the WDNR will accept GranTek's findings, and although GranTek's facility is currently fully permitted by Wisconsin regulatory authorities, no assurance can be given that the WDNR will not require GranTek to reduce or eliminate its emissions, that such compliance will not require the Company to make significant expenditures or that such compliance will be technically or economically feasible.

     The pulp residue processed by GranTek contains trace amounts of PCBs, dioxins, furans and other metals, residual amounts of which are also found in GranTek's BIODAC product. Although these substances are present in residual quantities below the maximum levels currently permitted under applicable federal and state regulations, no assurance can be given that such regulations may not be made more stringent in the future, that pulp residue containing such substances may not be regulated as a hazardous waste under RCRA or that federal or state regulations may not in the future prohibit the use of materials containing these substances in agricultural applications.

     The Company may be required as a practical matter to assume all environmental liabilities associated with the treatment and final disposal of all components of the pulp mills' residue stream that cannot be returned to mills or sold elsewhere. The Company will endeavor to operate its business to minimize its exposure to environmental liabilities. In entering into contracts with customers, the Company will seek to maximize its insulation from environmental liabilities associated with paper mill waste streams by controlling the content of the waste streams it will accept and by preventing customers from sending any waste streams containing hazardous components to the Company's facilities. Any such disposal of hazardous waste could cause the Company to be responsible for the clean-up or remediation of the disposal site in the future under CERCLA, RCRA and similar state laws. No assurance can be given that claims for environmental liabilities may not be asserted against the Company. See "Business -- Government Regulation."

     Risk of Uncertain Tax Treatment. Due to the unique characteristics of the Securities offered hereby, the tax treatment of the Securities is uncertain. Investors are urged to consult their own tax advisors with regard to an investment in the Securities. See "Certain Federal Income Tax Consequences."

     Potential Conflicts of Interest. The Company may be subject to potential conflicts of interest from time to time as a result of its relationship with Thermo Fibertek and Thermo Electron. For example, conflicts may arise in the development and licensing of technology by Thermo Fibertek to the Company and the manufacture of components of the Company's fiber-recovery systems by Thermo Fibertek for sale to the Company. Although it is the policy of Thermo Electron that all transactions among Thermo Electron and its subsidiaries be made on terms comparable to those that could be obtained in an arm's-length transaction, these negotiations will be subject to the potential conflicts associated with related party transactions. See "Relationship with Thermo Electron and Thermo Fibertek." For financial reporting purposes, the Company's financial results are included in Thermo Fibertek's and Thermo Electron's consolidated financial statements. Certain officers of the Company are also officers of Thermo Fibertek, Thermo Electron and/or other subsidiaries of Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. Further, it is an essential element of Thermo Electron's career development program that successful executives and managers be considered for positions of increased responsibility anywhere within the

Thermo Electron family of companies. While the Company may also benefit from this policy, there can be no assurance that its current executives and managers will not assume other positions within the Thermo Electron family of companies, causing them to be unavailable to serve the Company, or to reduce the amount of time that they devote to the affairs of the Company. The members of the Board of Directors and officers of the Company who are also affiliated with Thermo Fibertek or Thermo Electron will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermo Fibertek and Thermo Electron. In some cases the impact of such decisions could be disadvantageous to the Company while advantageous to Thermo Fibertek or Thermo Electron, or vice versa. The Company is also a party to various agreements with Thermo Electron that may limit the Company's operating flexibility. See "Relationship with Thermo Electron and Thermo Fibertek."

     Control by Thermo Fibertek. The Company's shareholders do not have the right to cumulate votes for the election of directors. Thermo Fibertek, which will own approximately 76.3% of the voting stock of the Company after this offering and which currently intends to maintain a majority interest in the Company in the future, has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's shareholders. See "Relationship with Thermo Electron and Thermo Fibertek" and "Security Ownership of Certain Beneficial Owners and Management."

     No Prior Public Market; No Assurance of Active Trading Markets. Prior to this offering, there has been no public market for the Units, for the Common Stock or for the Redemption Rights, and there can be no assurance that active trading markets will develop or be sustained after this offering. The offering price for the Units will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the offering price. Many factors, including the risk factors contained in this Prospectus and the volatility of the overall stock market, could have a significant impact on the future market prices of the Units, the Common Stock and the Redemption Rights, and there can be no assurance that the Units, the Common Stock and/or the Redemption Rights will trade at levels above the offering price.

     Shares Eligible for Future Sale and the Potential Adverse Impact on the Market Price for the Common Stock. The 10,000,000 shares of Common Stock owned by Thermo Fibertek will become eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") commencing in February 1998. In addition, as long as Thermo Fibertek is able to elect a majority of the Company's Board of Directors, it will be able to cause the Company at any time to register all or a portion of the Common Stock owned by Thermo Fibertek under the Securities Act at any time. Thermo Fibertek and the Company have agreed not to sell any shares of Common Stock within a 180-day period after the date of this Prospectus without the consent of the Representatives of the Underwriters, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of shares of Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Fibertek, and
(iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). The Company has reserved 825,000 shares of Common Stock for issuance under its stock-based compensation plans. As of July 2, 1996, no options to purchase shares of Common Stock were outstanding. Additional shares of Common Stock issuable upon exercise of options which may be granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale," "Relationship with Thermo Electron and Thermo Fibertek" and "Underwriting."

     Immediate and Substantial Dilution. Purchasers of the Units offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the offering price. See "Dilution."

     Lack of Dividends. The Company has never paid any cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                                  THE COMPANY

     The Company operated as a division of Thermo Fibertek beginning on December 29, 1991 until its incorporation as a Delaware corporation in February 1996. In connection with the Company's incorporation, Thermo Fibertek transferred to the Company all of the assets and business relating to the development of its fiber-recovery system, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's Common Stock and the assumption by the Company of the liabilities relating to such business. The Company's principal executive offices are located at 8 Alfred Circle, Bedford, Massachusetts 01730, and its telephone number is (617) 275-3600.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered by the Company pursuant to this offering are estimated to be $36,605,000 ($42,149,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.75 per Unit and after deducting estimated underwriting discounts and commissions and offering expenses. The Company intends to use such net proceeds for general corporate purposes, including funding the development and commercialization of its pulp residue recovery system, and for acquisitions. However, the Company currently has no commitments or agreements in principle with respect to any acquisition. Pending these uses, the Company expects to invest the net proceeds primarily in investment grade interest or dividend bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron. See "Relationship with Thermo Electron and Thermo Fibertek."

                                DIVIDEND POLICY

     The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 30, 1996, (i) stated on a pro forma basis to reflect the July 3, 1996 acquisition of substantially all of the assets, subject to certain liabilities of GT/ELI, and (ii) as adjusted to reflect the issuance and sale of the Units offered hereby at an assumed initial public offering price of $12.75 per Unit, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                                                            MARCH 30, 1996
                                                                      --------------------------
                                                                      PRO FORMA
                                                                       COMBINED      AS ADJUSTED
                                                                      ----------     -----------
                                                                            (IN THOUSANDS,
                                                                        EXCEPT SHARE AMOUNTS)
Common Stock Subject to Redemption ($39,525 redemption value as
  adjusted); 3,100,000 shares issued and outstanding as adjusted....  $       --     $    36,605
                                                                      ----------      ----------
Shareholder's Investment:
     Common stock, $.01 par value, 25,000,000 shares authorized;
      10,000,000 shares issued and outstanding(1)...................         100             100
     Capital in excess of par value.................................      12,400          12,400
     Deficit accumulated during the development stage subsequent to
      capitalization of the Company.................................         (10)            (10)
                                                                      ----------      ----------
          Total Shareholder's Investment............................      12,490          12,490
                                                                      ----------      ----------
               Total Capitalization (Common Stock Subject to
                 Redemption and Shareholder's Investment)...........  $   12,490     $    49,095
                                                                      ==========      ==========

- ---------------

(1) Does not include 825,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans. No options to purchase shares of Common Stock had been granted and were outstanding under the Company's stock-based compensation plans as of July 2, 1996. See "Management -- Compensation of Directors" and "-- Compensation of Executive Officers" and
    Note 5 of Notes to Financial Statements of the Company.


                                    DILUTION

     As of March 30, 1996, the Company had a net tangible book value of
$7,158,000, or $.72 per share, stated on a pro forma basis to reflect the July
3, 1996 acquisition of GT/ELI (see pro forma combined condensed balance sheet included elsewhere in this Prospectus). Net tangible book value per share is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding.
After giving effect to the sale by the Company of 3,100,000 Units offered hereby at an assumed initial public offering price of $12.75 per Unit and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Common Stock as of March 30, 1996 would have been $43,763,000, or $3.34 per share. This represents an immediate increase in net tangible book value of
$2.62 per share to the existing shareholder and an immediate dilution in net tangible book value of $9.41 per share to investors purchasing Units in this offering. See "Risk Factors -- Immediate and Substantial Dilution." The
following table illustrates this per share dilution:
Assumed price to public..........................................             $12.75
                                                                              ------
    Pro forma net tangible book value per share as of March 30,
       1996, before offering.....................................  $  .72
                                                                   ------
   Increase in net tangible book value per share attributable
       to payments by new investors..............................    2.62
                                                                   ------
Pro forma net tangible book value per share as of March 30, 1996,
  after offering(1)(2)...........................................               3.34
                                                                              ------
Dilution per share to new investors(1)(2)........................             $ 9.41
                                                                              ======

- ---------------

(1) If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the offering would be $3.63, resulting in an immediate dilution of $9.12 per share to investors purchasing Units in this offering.

(2) Pro forma net tangible book value per share after the offering is calculated assuming the redemption rights have expired and, therefore, assuming the Common Stock Subject to Redemption would be transferred to Shareholder's Investment.

     The following table sets forth on a pro forma basis as of March 30, 1996, the differences between Thermo Fibertek, the present shareholder, and new investors with respect to the number of shares of Common Stock acquired, the total consideration paid and the average consideration paid per share (at an assumed initial public offering price of $12.75 per share):

                                            SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                         ----------------------     ----------------------     PRICE PER
                                           NUMBER       PERCENT       AMOUNT       PERCENT       SHARE
                                         ----------     -------     ----------     -------     ---------
Thermo Fibertek(1).....................  10,000,000       76.3%     12,500,000       24.0%      $  1.25
New Investors..........................   3,100,000       23.7      39,525,000       76.0         12.75
                                         ----------      -----      ----------      -----
     Total.............................  13,100,000      100.0%     52,025,000      100.0%
                                         ==========      =====      ==========      =====

- ---------------

(1) Represents the book value of net assets transferred by Thermo Fibertek to the Company in exchange for 10,000,000 shares of the Company's Common Stock.

                         SELECTED FINANCIAL INFORMATION

     The selected financial information presented below for the fiscal year ended January 1, 1994 and as of and for the fiscal years ended December 31, 1994 and December 30, 1995 has been derived from the Company's Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus. The selected financial information as of and for the fiscal year ended January 2, 1993, as of January
1, 1994, and for the three-month periods ended April 1, 1995 and March 30, 1996, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. Results for the three-month period ended March 30, 1996 are not necessarily indicative of results for the entire year.

                                                                                                                PRO FORMA
                                                                                                               COMBINED(1)
                                                                                                           --------------------
                                                                                     THREE MONTHS           TWELVE      THREE
                                                                                         ENDED              MONTHS      MONTHS
                                                       FISCAL YEAR                 --------------------     ENDED       ENDED
                                           ------------------------------------    APRIL 1,    MAR. 30,    DEC. 30,    MAR. 30,
                                            1992      1993      1994      1995       1995        1996        1995        1996
                                           ------    ------    ------    ------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues................................. $  --     $  --     $  --     $  --      $ --        $ --        $ 4,233     $ 1,579
                                          -------   -------   -------   -------    -------     -------     -------     -------
Costs and Operating Expenses:
  Cost of revenues.......................    --        --        --        --        --          --          3,281       1,238
  Selling, general and administrative
    expenses.............................    --        --        --        --        --          --          2,738         585
  Research and development expenses......     147       106       128       601        137         203         904         263
                                          -------   -------   -------   -------    -------     -------     -------     -------
                                              147       106       128       601        137         203       6,923       2,086
                                          -------   -------   -------   -------    -------     -------     -------     -------
Operating Loss...........................    (147)     (106)     (128)     (601)      (137)       (203)     (2,690)       (507)
Interest Income (Expense)................    --        --        --        --        --             99      (1,469)          4
Other Income.............................    --        --        --        --        --          --          --            700
                                          -------   -------   -------   -------    -------     -------     -------     -------
Income (Loss) Before Income Taxes........    (147)     (106)     (128)     (601)      (137)       (104)     (4,159)        197
Income Taxes.............................    --        --        --        --        --          --          --          --
                                          -------   -------   -------   -------    -------     -------     -------     -------
Net Income (Loss)........................ $  (147)  $  (106)  $  (128)  $  (601)   $  (137)    $  (104)    $(4,159)    $   197
                                          =======   =======   =======   =======    =======     =======      ======     =======
Earnings (Loss) per Share(2)............. $  (.01)  $  (.01)  $  (.01)  $  (.06)   $  (.01)    $  (.01)    $  (.42)    $   .02
                                          =======   =======   =======   =======    =======     =======     =======     =======
Weighted Average Shares(2)...............  10,000    10,000    10,000    10,000     10,000      10,000      10,000      10,000
                                          =======   =======   =======   =======    =======     =======     =======     =======
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital........................ $  --     $  --     $  --     $  --      $ --        $12,484                 $ 1,257
  Total Assets...........................    --        --        --        --        --         12,506                  13,104
  Shareholder's Investment...............    --        --        --        --        --         12,490                  12,490

- ---------------

(1) The pro forma combined statement of operations data was derived from the pro forma combined condensed statements of operations included elsewhere in this Prospectus. The pro forma combined statement of operations data sets forth the results of operations for the twelve months ended December 30, 1995 and the three months ended March 30, 1996, as if the acquisition of the assets of GT/ELI had occurred on January 1, 1995. The pro forma combined balance sheet data is derived from the pro forma condensed balance sheet included elsewhere in this Prospectus, which was prepared as if the acquisition of substantially all of the assets, subject to certain liabilities, of GT/ELI had occurred on March 30, 1996.

(2) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermo Fibertek in connection with the capitalization of the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company operated as a division of Thermo Fibertek beginning December 29, 1991 until its incorporation in February 1996. Prior to its acquisition of GT/ELI, the Company was in the development stage and its principal business consisted of conducting research and development for the development and commercialization of equipment and systems to recover valuable materials from pulp residue generated by plants that produce recycled pulp and paper.

RESULTS OF OPERATIONS

  First Three Months Ended March 30, 1996 Compared With First Three Months Ended April 1, 1995

     No revenues were recorded during either period as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the development of the Company's fiber-recovery system.

     Research and development expenses increased to $203,000 in the first three months of 1996 from $137,000 in the corresponding period in 1995 due to the acceleration of the Company's research and development efforts associated with the development of the Company's fiber-recovery system. The Company expects that its spending on research and development will continue to increase.

     Interest income in the first three months of 1996 represents interest earned on cash received in connection with the initial capitalization of the Company in February 1996.

  1995 Compared With 1994

     No revenues were recorded during either period as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the development of the Company's fiber-recovery system.

     Research and development expenses increased to $601,000 in 1995 from $128,000 in 1994 due to the acceleration of the Company's research and development efforts associated with the development of the Company's fiber-recovery system, increased personnel and higher engineering consulting expenses.

  1994 Compared With 1993

     No revenues were recorded during either period as the Company was in the development stage, and its principal business consisted of conducting research and development associated with the development of the Company's fiber-recovery system.

     Research and development expenses increased to $128,000 in 1994 from $106,000 in 1993 due to the acceleration of the Company's research and development efforts associated with the development of the Company's fiber-recovery system.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital was $12,484,000 at March 30, 1996, compared with no working capital at December 30, 1995. During the three months ended March 30, 1996, $88,000 was used for operating activities. In connection with the capitalization of the Company on February 12, 1996, Thermo Fibertek transferred $12,500,000 in cash to the Company. During 1996, the Company plans to make expenditures of approximately $1.1 million for property, plant and equipment.

     On July 3, 1996, the Company's GranTek subsidiary acquired substantially all of the assets, subject to certain liabilities, of GT/ELI for approximately $12,000,000 in cash, subject to a post-closing adjustment based upon the net asset value of GT/ELI as of the closing date.

     Working capital at March 30, 1996, on a pro forma basis, assuming the acquisition of the net assets of GT/ELI had occurred on that date, would have been $1,257,000. (See the combined condensed pro forma balance sheet included elsewhere in this Prospectus.)

     The Company anticipates it will require significant amounts of cash to complete the commercialization of its fiber-recovery system and to pursue the acquisition of complementary businesses and technologies. The Company expects that it will finance such acquired businesses through a combination of internal funds, including the net proceeds from the sale of Units offered hereby, additional debt or equity financing and/or short-term borrowings from Thermo Fibertek and Thermo Electron, although there is no agreement with Thermo Fibertek or Thermo Electron under which such parties would be obligated to lend funds to the Company. The Company believes that its existing resources, together with the proceeds from this offering, will be sufficient to meet the Company's capital requirements for at least the next 24 months.

                                    BUSINESS

     The Company was established as a subsidiary of Thermo Fibertek to develop and commercialize equipment and systems to recover valuable materials from increasing volumes of pulp residue generated by plants that produce recycled pulp and paper. The Company intends to finance, build and operate recovery plants on sites at, or immediately adjacent to, recycled pulp mills, employing a proprietary process to treat pulp residue. The Company's plants will recover and clean long cellulose fibers for resale to pulp mills and will process the remaining recoverable components of pulp residue, such as fines (very short fibers not usable for papermaking) and minerals, into saleable products. The Company's GranTek subsidiary recently acquired substantially all of the assets, subject to certain liabilities, of GT/ELI. GranTek employs patented technology to produce absorbent granules from pulp residue. These granules, marketed under the trade name BIODAC, are currently used as a carrier to deliver chemicals for agricultural, lawn and garden, and other needs. GranTek's Green Bay, Wisconsin, plant currently produces more than 30,000 tons of BIODAC per year.

     The Company's strategy is to generate revenues from several sources. First, the Company will seek to enter into long-term contracts with pulp and paper mills under which the Company will charge the customer a tipping fee to accept the customer's pulp residue. Second, the Company intends to sell much of the clean long fibers it recovers directly back to the customer for use in the papermaking process. Third, the Company will apply existing technologies, such as its granulation technologies, and expects to develop new technologies, to maximize the value of the other recoverable components of the pulp residue, such as fines and minerals, for sale into other markets. For example, the Company believes that GranTek's technology can be used to produce granules for oil and grease absorbents as well as for specialty absorbents, such as for the cat box filler market.

     The Company is actively developing a process to recover long fibers from pulp residues, and expects to complete the construction of a mobile pilot recovery system in 1996. The Company expects that its first commercial plants will feature only GranTek's technology to process pulp residue into absorbent granules. The Company's strategy is to introduce this technology to pulp mill customers, to construct its plants and to enter into long-term contracts with such customers, and then, upon the completion of development, to retrofit existing GranTek plants with the Company's long fiber-recovery technology. The Company will also explore the construction of plants in certain niche markets that may feature only the Company's long fiber-recovery technology.

INDUSTRY BACKGROUND

     Paper is composed primarily of a mat of cellulose fibers. The fiber mat is created from a pulp of either virgin cellulose materials such as wood, or from recovered cellulose materials such as wastepaper. The principal goal of converting wastepaper into a fiber slurry that can be used in conventional papermaking machines is the removal of debris and impurities. This stock preparation process involves multiple steps, including screening, de-inking and washing. At the completion of the stock preparation process, the slurry is ready for introduction into a standard papermaking machine. Fiber that would otherwise be used to make recycled paper is lost at each step of the stock preparation process. In total, approximately 25% of the recycled fiber entering a pulp mill is lost in the process, contributing to approximately eight times more waste when using recycled pulp than when using virgin pulp, all of which must be disposed of at a substantial cost. Moreover, the substantial increase in the waste stream is expected to correspondingly reduce the useful life of pulp and paper mills' existing landfills. The Company believes, therefore, that the increasing use of recycled pulp will generate corresponding pressures on these mills to seek new solutions for their waste residue problems.

     Environmental concerns and other factors in recent years have resulted in the production of paper from recovered materials growing at a much faster rate than production from virgin pulp. The use of wastepaper as a raw material has already surpassed the use of virgin cellulose in some parts of the world. The average recycled content for all paper grades produced in the United States has grown from 15% in 1992 to more than 25% in 1995. Industry sources believe that the market for recycled content will continue to grow, particularly in the United States, which lags behind the world average of approximately 35% recycled content.

     Pulp residue has historically been disposed of in landfills, particularly in North America. As it leaves the pulp machine, the residue is composed of approximately 98% water and 2% solids. After adding polymer flocculants to clarify the water content and forcing the residue through a belt press and other equipment to reduce the water content to approximately 65%, most pulp mills in the United States dispose of this residue in privately owned landfills at an average fully burdened cost of approximately $100 per ton. This figure includes the cost to operate the press and other equipment that removes water content; the cost of the polymer flocculant; transportation costs; and actual landfill costs. In certain parts of Europe and in Japan, landfill tipping fees and transportation costs are several times those in the United States, due to stricter regulations and limited landfill space. In addition, although some residue is incinerated, the Company believes that compliance with increasingly strict emissions standards under the United States Clean Air Act and similar state and local laws is making this alternative less attractive. Moreover, the ash resulting from incineration, which may weigh as much as one-half of the pre-incinerated residue, remains to be disposed of at an additional cost.

     According to industry estimates, the North American pulp and paper industry spent an estimated $1 billion to treat and dispose of approximately 10 million tons of pulp residue in 1993. This volume represented the equivalent of approximately 10% of all of the municipal solid waste generated annually in the United States. The Company believes that worldwide expenditures to treat and dispose of pulp residue in 1993 were approximately $2.6 billion, of which approximately $850 million was spent in Europe, $650 million was spent in Australia and Asia, and $100 million was spent in the rest of the world.

     The Company believes that several factors will cause the costs of disposing of pulp residue in landfills, particularly in Europe and Asia, to increase in the future. First, as the demand for recycled fiber increases, mills are tending to use lower-quality wastepaper, while still attempting to produce the high-grade pulp necessary to make high-quality recycled paper with the strength and brightness of virgin paper. Lower-quality paper requires additional processing, which results in still further increases in the volume of residue generated to produce the same amount of recycled paper. Second, due to the relatively larger waste streams generated from using recycled fiber compared to those of virgin fiber, the Company believes that pulp and paper companies' existing landfill space will be consumed more rapidly than originally expected. Third, landfills are increasingly the subject of federal and state regulations, such as Subtitle D of the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), which imposes numerous requirements on new landfills, including the requirement that they be lined. These regulatory burdens, coupled with the difficulty in siting new landfills due to community opposition, will continue to make landfilling an increasingly expensive option for pulp and paper mills. As a result of these factors, pulp and paper mills are increasingly seeking alternative methods to solve their disposal problems.

STRATEGY

  The Fibergen Process

     The Company's recovery and manufacturing process begins at the recycled pulp mill, which is expected to pump its residue to a plant owned and operated by the Company on a site at, or immediately adjacent to, the mill. The Company expects that its commercial plants will generally consist of a single steel-shell building constructed on a concrete pad, occupying approximately two acres of land. The Company intends first to employ a proprietary process to recover and clean the long cellulose fibers, and to sell much of the clean long fibers it recovers directly back to the customer for use in the papermaking process. A key component of the Company's fiber-recovery system is a proprietary "scalping" technology under development by Thermo Fibertek. Scalpers currently manufactured by Thermo Fibertek are already being used to recover reusable paper fibers from waste streams. At one mill, these scalpers recovered more than 15 tons per day of reusable fiber from a waste stream of approximately 50 tons per day.

     The Company will then process the remaining fibers and minerals into saleable products, such as BIODAC, for use in the agricultural carrier, oil and grease absorbent, cat box filler and other markets. Employing GranTek's proprietary granulation technology, after the long fibers are removed, the remaining residue is dried and processed into granules of optimum bulk density for use in a variety of agricultural, lawn and garden, and industrial needs. GranTek's granulation technology can also process long fibers into BIODAC at plants in which the Company elects not to deploy its long fiber-recovery technology.

            [INSERT CAMERA-READY ILLUSTRATION HERE - SEE APPENDIX]

  Sources of Revenue

     The Company's strategy is to generate revenues from several sources.

     Tipping Fees. The Company will seek to enter into long-term contracts with pulp and paper mills under which the Company will charge the customer a tipping fee to accept the customer's pulp residue. The Company anticipates that the tipping fees it receives will generally be competitive with the mills' current disposal costs. The Company believes that pulp mills will prefer to dispose of their residue streams by paying the Company a tipping fee for a number of reasons. Disposal of residue with the Company will provide pulp mills with a long-term disposal solution and will eliminate concerns over long-term capacity constraints at their landfills; will relieve the pulp mills of the responsibility of complying with changing treatment and disposal regulations; and will allow pulp mills to reduce their capital investments in dewatering and treatment equipment, and to focus their resources on the actual manufacture of paper.

     Sale of Recovered Long Fibers. The Company intends to sell much of the clean long fibers it recovers directly back to the customer for use in the papermaking process. Long fibers may also be sold to mills other than those from which they originated, and may be sold for non-papermaking uses, such as for chip board and other composite building materials. The Company believes that the direct access to clean long fiber will benefit the customer by further reducing the customer's operating costs, and will benefit the Company by providing a second source of revenue and reducing the Company's final disposal costs. The prices at which the Company may be able to sell the clean long fibers to mills will depend on several factors, including the cleanliness of the recovered fiber and the prevailing prices for recycled pulp and wastepaper. These prices tend to be cyclical and to vary according to paper type.

     Sale of Other Recoverable Components. The Company will apply existing technologies, such as its granulation technologies, and expects to develop new technologies, to maximize the value of the other recoverable components of the pulp residue, such as fines and minerals, for sale into other markets. The business recently acquired by the Company's GranTek subsidiary complements the Company's approach of developing new markets for the components of pulp residue. GranTek has developed and patented a technology to produce premium absorbent granules from such residue. These granules, marketed under the trade name BIODAC, are sold in bulk to chemical companies for use as a carrier to deliver chemicals for agricultural, lawn and garden, and other needs. The Company intends to further develop GranTek's technology to produce granules for oil and grease absorbents as well as for specialty absorbents, such as for the cat box filler market. The Company's strategy is to integrate GranTek's process into its fiber-recovery plants, allowing the Company to recover long cellulose fibers and to granulate fibers and minerals into products to meet a variety of agricultural, lawn and garden, and industrial needs.

  Site Development

     According to industry sources, there are approximately 100 recycled pulp mills in the United States. The Company believes that there are at least as many such mills in Europe and that the trend is for additional such mills to be built in the future. The Company intends to select sites for its first plants based on identified criteria, such as the volume, quality and composition of the customer's residue stream; the cost and availability of alternative disposal methods; regional disposal fees; access to markets for the recovered components; and the local regulatory environment and community concerns. The Company will tend to focus its efforts on niche areas in which disposal and/or transportation costs are relatively high. Although the Company will evaluate opportunities worldwide, it currently expects that its first plants will be located in selected areas of Europe and the United States. The Company expects to focus its development efforts in Germany, where landfill costs in certain areas can be as high as $560 per ton. Moreover, the federal government of Germany has recently enacted legislation that will prohibit, after 2005, the landfilling of any substance with a liquid or organic content in excess of 5%. This legislation, which is being replicated on an accelerated basis at the local level in several regions of Germany, would in effect prohibit the disposal of papermaking residues in landfills. The Company anticipates that it will construct subsequent plants in other European locations, where landfill costs are also higher, and the environmental laws more restrictive, than in the United States.

     The Company expects to seek to finance each of its recovery plants on a substantially nonrecourse basis through borrowings from third party lenders. These borrowings typically would be secured only by the recovery plant assets and/or by the capital stock of a subsidiary operating such plant. See "Risk Factors -- Future Capital Needs; Project Financing; Dependence on Capital Markets." The development of each site will require the Company to obtain numerous approvals, licenses and permits. Adverse decisions by governmental authorities with respect to permit applications submitted by the Company may result in abandonment or delay of proposed projects. Because the Company will generally be seeking permits to operate its facilities on or adjacent to permitted pulp and paper mills, however, and because the Company will be reducing or eliminating the pulp residue that would otherwise be landfilled or incinerated, the Company believes that it will generally be able to obtain such permits without undue difficulty. See " --Government Regulation," below, and "Risk Factors -- Environmental and Regulatory Risks."

  End-Use Markets

     The Company currently produces BIODAC, an agricultural carrier that is dust-free and is uniform in particle size, absorptivity and bulk density. BIODAC is chemically neutral to a range of pesticides and breaks down into elements naturally occurring in the soil. BIODAC is sold in bulk to chemical companies for use as a carrier to deliver chemicals for agricultural, lawn and garden, and other needs. The Company believes that the total United States market for agricultural carriers is in excess of $40 million and 395,000 tons per year. The Company intends to further develop GranTek's technology to produce granules for oil and grease absorbents as well as for specialty absorbents, such as for the cat box filler market. The Company believes that the total United States market for oil and grease absorbents is in excess of $37 million and 575,000 tons per year, and that the total United States market for cat box filler is in excess of $150 million and 1.5 million tons per year. The Company believes that the dust-free and uniform nature of its BIODAC granules will be a competitive advantage as it enters these markets.

     Recovered minerals can currently also be sold in several low-value industrial markets, such as for cement kiln feedstock, landfill cover and composting filler. However, the Company expects to develop new technologies to maximize the value of inorganic mineral particles, such as calcium carbonate, kaolin clay and titanium dioxide, recovered from the pulp residue for sale into newly developed, higher-value markets. The Company believes that the market value of these mineral particles may be as high as $200 per ton for use as paper fillers, coatings and brighteners. However, since the process to separate and brighten these particles for paper fillers has not yet been developed, the cost to process these materials is not currently known. The Company also expects to process pulp plant waste water and to return the treated water to the plants for use in the papermaking process. See "Risk Factors -- Uncertainty of Product Development."

TECHNOLOGY; RESEARCH AND DEVELOPMENT

     The Company is developing a proprietary process to recover long cellulose fibers from pulp residue. This process has been successfully tested, and the Company expects to complete the construction of a mobile pilot recovery system in 1996. The Company intends to take this pilot system directly to prospective customers for demonstrations using the pulp mills' own residue streams. During this period, the Company will continue to modify its technology and will also determine where to build its first permanent facilities. The Company expects to begin construction of its first commercial recovery plant employing its long fiber-recovery technology before the end of 1997.

     Prior to its recent acquisition of the GT/ELI business by GranTek, substantially all of the Company's operations were related to research and development of the Company's fiber-recovery technology. The Company spent $106,000, $128,000, $601,000 and $203,000 on research and development of this technology in fiscal 1993, 1994 and 1995, and the first three months of fiscal 1996, respectively.

     The Company's research and development efforts are currently focused on developing and improving its fiber-recovery process. Modifications to existing equipment are also under consideration to improve washing and de-inking capability. The Company is also exploring cost-effective processes to produce higher value products from the separated fines and mineral residue.

  GranTek's Facility

     GranTek operates a fully permitted manufacturing plant in Green Bay, Wisconsin, at which it processes residue provided by a nearby paper mill into approximately 30,000 tons of BIODAC per year. The plant currently operates 24 hours per day, five days per week. A fully permitted pilot plant is located within GranTek's main manufacturing plant. This pilot plant is permitted to process 24 tons of material per day, and has been used to develop many of the innovations implemented in GranTek's main plant. The Company believes that this pilot plant will give the Company the ability to process waste streams from other paper mills under operating conditions in quantities sufficient to determine both final product and operating characteristics and costs, as well as to develop new technologies.

     Under GranTek's contract with the paper mill, and subject to certain de minimis exceptions, such mill has the exclusive right to supply pulp residue to GranTek's commercial plant. In exchange, such mill is required to use its best efforts to provide GranTek with GranTek's pulp residue requirements (up to a maximum of 250 tons per day). The contract permits such mill's pulp residue to contain up to 25 parts per million of polychlorinated biphenyls ("PCBs"). This amount is well below amounts of PCBs permitted by applicable regulations. GranTek is required to indemnify such mill against any environmental liability that may arise from GranTek's use of the residue in any consumer or agricultural product. However, GranTek may terminate the contract in the event that the residue is determined to contain hazardous waste in excess of amounts permitted by applicable regulations. The contract terminates on December 26, 1997, subject to successive mutual two-year extensions.

     GranTek is presently engaged in research and development of an absorbent product that, if successful, would provide an opportunity to enter the general oil and grease absorbent market, specialty absorbent market and the cat box filler market.

INTELLECTUAL PROPERTY

     The Company's success will depend in part on the strength and protection of its proprietary methodologies and designs and other proprietary intellectual property rights. The Company relies on a combination of patent, trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect its proprietary rights. The Company seeks to limit access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights, or that competitors will not be able to develop similar technologies independently.

     The Company currently holds six issued United States patents, expiring at various dates ranging from 2002 to 2003, relating to various aspects of the processing of cellulose-based granular materials and the use of such materials in the agricultural, general absorbent, oil absorbent and cat box filler markets. The Company also has 11 foreign counterparts to its U.S. patents in Canada and in various European countries, and has six additional patents pending in three European countries. In addition, Thermo Fibertek holds one United States patent, expiring in 2011, and expects to file additional United States patent applications in the near future, relating to the "scalping" technology that is a key component of the Company's fiber-recovery system.

     In 1994, GranTek's newly acquired business, GT/ELI, initiated litigation in United States District Court against two companies after they announced their intent to jointly market a cellulose-based absorbent granule. This litigation, in which GT/ELI alleged that the defendants were infringing two of GT/ELI's patents, was resolved in February 1996, when the defendants agreed to enter a judgment holding that the two patents were valid and enforceable and enjoining the defendants from the manufacture, use or sale of particles that contain cellulosic fibrous materials of certain bulk density ranges for use as a carrier for any agricultural, row crop, home lawn and garden, professional turf, ornamental plant or horticultural purpose. GT/ELI has granted these companies nonexclusive licenses under these patents to sell cellulose-based granules produced at an existing site for sale in the oil and grease absorbent and cat box filler markets.

     The Company believes that its technology, services, products and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future. See "Risk Factors -- Risks Associated with Protection, Defense and Use of Proprietary Technology and Intellectual Property."

COMPETITION

     The Company expects that its principal competitors for access to pulp residues will be landfills, which currently have a collective 70% market share in North America and approximately 40% in Europe. The Company believes, however, that landfill costs will tend to increase over time and that regulations governing landfills will become more strict, particularly in Europe and Japan. The balance of the pulp residues produced in the United States and Europe are currently incinerated or are used to manufacture composting materials, egg cartons and other low-value, industrial products.

     Several large waste-management companies have increased their marketing activities to provide landfill disposal services to the pulp and paper industry. Although the Company does not believe that these companies are able to provide a residue processing capability, the Company can expect that, if its technology is successful, others will seek to develop similar technologies and products that may be superior to those of the Company. As other companies attempt to provide landfill services and/or residue processing capability to the pulp and paper industry, the Company expects to encounter increasing competition.

     The Company believes that its approach to the management of environmental problems associated with pulp residue from pulp and paper mills and its ability to take advantage of Thermo Fibertek's name recognition, financial strength and experience constitute significant competitive advantages.

     The Company believes that GranTek is currently the only producer of cellulose-based agricultural carriers. GranTek's principal competitors in the United States are producers of clay-based agricultural carriers for row crops and professional turf protection, including Oil-Dri Corporation of America, Floridin/Engelhard, Aimcor and American Colloid, and producers of corn cob granules traditionally used in the home, lawn and garden and professional turf markets, including The Andersons, Mt. Pulaski, Green Products, Independence Cob and Junior Weisner. GranTek's principal competitive advantages are that BIODAC contains virtually no dust and is more uniform in particle size distribution and bulk density than are clay-based and corn cob granular carriers.

     As the Company attempts to develop new markets for the components of the pulp residue it processes, the Company will encounter competition from established companies within those markets. Some of these competitors may have substantially greater financial, marketing and other resources than those of the

Company, and the Company expects that such competition may be intense. See "Risk Factors -- Competition."

EMPLOYEES

     As of July 3, 1996, the Company had 29 employees, of whom six were engaged in research and development, 15 were engaged in residue processing and manufacturing, two were engaged in sales and marketing, and six were engaged in general management. Of these 29 employees, 21 were employed by GranTek. Several of the Company's employees were previously involved in product development for Thermo Fibertek. The Company expects to hire additional employees within the next year, all of whom are expected to be engaged in research and development and/or sales and marketing. No assurance can be given that management experienced in building a research and development or manufacturing organization, or additional skilled personnel necessary to successfully commercialize and expand the Company's business and operations, can be recruited and retained. See "Risk Factors -- Lack of Operating History and Management." None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good.

FACILITIES

     The Company leases a 6,000-square foot, stand-alone building in Bedford, Massachusetts, at which it is developing its mobile pilot recovery system. This lease expires in April 2001, subject to the Company's option to extend the lease for two three-year terms. The Company also has the right to terminate the lease without penalty in April 1999.

     GranTek owns approximately 3.3 acres of land in Green Bay, Wisconsin, on which its processing plant is situated. GranTek's corporate office occupies 800 square feet in Cassopolis, Michigan, which is occupied under a lease expiring in October 1996. The Company expects to relocate GranTek's corporate office prior to or upon the expiration of such lease.

     The Company believes that its facilities are adequate for its current operations.

GOVERNMENT REGULATION

     The Company's operations are subject to significant government regulation, including stringent environmental laws and regulations. Among other things, these laws and regulations impose requirements to control air, soil and water pollution, and regulate health, safety, zoning and land use and the handling and transportation of industrial by-products and waste materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. This regulatory framework imposes significant compliance burdens and costs on the Company. Notwithstanding the burdens of this compliance, the Company believes that its business prospects are enhanced by the enforcement of environmental laws and regulations by government agencies.

     Among the principal laws governing the Company's operations are the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and its similar state equivalents and RCRA. CERCLA imposes joint and several liability for the costs of remediation and natural resource damages on the owner or operator of a facility from which there is a release or a threat of a release of a hazardous substance into the environment and on the generators and transporters of those hazardous substances. RCRA provides a comprehensive framework for the regulation of the generation, transportation, treatment, storage and disposal of hazardous waste. Under RCRA and equivalent state laws, regulatory authorities may require, pursuant to administrative order or as a condition of an operating permit, that the owner or operator of a regulated facility take corrective action with respect to contamination resulting from past or present operations. The intent of RCRA is to control hazardous wastes from the time they are generated until they are properly recycled or treated and disposed. Such laws also require that the owner or operator of regulated facilities provide assurance that funds will be available for the closure and post closure care of its facilities. Because Subtitle D of RCRA imposes strict requirements on landfills, such as the requirement that new landfills must be lined, RCRA creates an incentive for pulp mills to use residue-management technologies such as those offered by the Company.

     GranTek emits into the atmosphere from its Green Bay, Wisconsin, facility approximately 4.5 pounds per year of PCBs, as well as certain other hazardous pollutants such as formaldehyde, benzene and volatile organic compounds ("VOCs"). Applicable Wisconsin regulations limit PCB emissions to 0.5 pounds per year unless the generator can demonstrate that it is using the best available control technology to limit emissions. GranTek has been issued an air operating permit by the Wisconsin Department of Natural Resources (the "WDNR"). GranTek's operating permit and its application for a new Title V operating permit both require GranTek to reduce PCB and VOC emissions and to file bi-annual reports on the amount of PCBs being emitted. In August 1995, GranTek submitted materials to the WDNR asserting that no technologically or economically feasible methods to reduce PCB or VOC emissions from its facility can be implemented at the present time and, accordingly, requesting that GranTek be relieved of its obligation to reduce emissions. As of the date of this Prospectus, GranTek has received no response from the WDNR. Although the Company believes that the WDNR will accept GranTek's findings, no assurance can be given that the WDNR will not require GranTek to comply with applicable emissions limitations, that such compliance will not require the Company to make significant expenditures or that such compliance will be technically or economically feasible.

     The pulp residue processed by GranTek contains trace amounts of PCBs, dioxins, furans and other metals, residual amounts of which are also found in GranTek's BIODAC product. Although these substances are present in residual quantities below the maximum levels currently permitted under RCRA and applicable federal and state regulations, no assurance can be given that such regulations may not be made more stringent in the future, that pulp residue containing such substances may not be regulated as a hazardous waste under RCRA or that federal or state regulations may not in the future prohibit the use of materials containing these substances in agricultural applications. Changes in these regulations could also affect the characteristics of the waste generated by pulp and paper mills. As a result, it is possible that disposal of pulp residue could be accomplished in a manner that may not involve the Company's facilities or that would require the Company to purchase pulp residue.

     GranTek's BIODAC agricultural carrier is subject to regulation under the federal Insecticide, Fungicide and Rodenticide Act, which, among other things, empowers the Environmental Protection Agency to establish and enforce acceptable tolerance levels for agricultural chemicals. In 1989, however, at GranTek's request, the Environmental Protection Agency granted an exemption from the requirement that a tolerance be established for de-inked paper fiber used as a carrier in pesticide formulations applied to growing crops.

     The governmental regulatory process requires the Company to obtain and retain numerous approvals, licenses and permits to conduct its operations, any of which may be subject to revocation, modification or denial. Operating permits need to be renewed periodically and may be subject to revocation, modification, denial or non-renewal for various reasons, including failure of the Company to satisfy regulatory concerns. Adverse decisions by governmental authorities on permit applications submitted by the Company may result in abandonment or delay of projects, premature closure of facilities or restriction of operations, all of which could have a material adverse effect on the Company's business and prospects. See "Risk Factors -- Environmental and Regulatory Risks."

                       RELATIONSHIP WITH THERMO ELECTRON
                              AND THERMO FIBERTEK

     The Company was organized in February 1996 as a wholly owned subsidiary of Thermo Fibertek. Thermo Fibertek has contributed all of the assets and business relating to the development of its fiber-recovery system, together with $12,500,000 in cash, to the Company in exchange for 10,000,000 shares of Common Stock of the Company.

     The Company expects to purchase a key component of its fiber-recovery process from Thermo Fibertek at prices and on terms comparable to those that could be obtained in arm's-length transactions. The Company does not expect to have the right to manufacture this component itself unless Thermo Fibertek ceases to manufacture it. Thermo Fibertek has agreed not to sell this component or any other technology or products proprietary to Thermo Fibertek for use in competition with the Company, but may sell such technology and products for uses other than for pulp residue recovery. See "Risk Factors -- Potential Conflicts of Interest". The Company expects that other components for its recovery system can be purchased or licensed from third parties on commercially reasonable terms.

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority owned subsidiaries. (The Company and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Fibertek develops, manufactures and markets a range of equipment and accessory products for the domestic and international paper and paper-recycling industries. Thermo Fibertek's products include de-inking systems, stock-preparation equipment, and water-management systems. For its fiscal years ended December 31, 1994 and December 30, 1995 and for the three months ended March 30, 1996, Thermo Fibertek had consolidated revenues of $162,625,000, $206,743,000 and $48,980,000, respectively, and consolidated net income of $10,894,000, $20,249,000 and $5,206,000, respectively.

     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments and manufacture biomedical products including heart-assist devices and mammography systems, paper-recycling and papermaking equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal years ended December 31, 1994 and December 30, 1995 and for the three months ended March 30, 1996, Thermo Electron had consolidated revenues of $1,729,191,000, $2,207,417,000 and $635,094,000, respectively, and consolidated net income of $104,711,000, $140,080,000 and $40,442,000, respectively.

THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the

"Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

     As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. Beginning in fiscal 1996, the Company will pay an annual fee for these services equal to 1.0% of the Company's revenues. The fee may be changed by mutual agreement of the Company and Thermo Electron. The Company was not charged for these services in fiscal 1992, 1993, 1994 or 1995 because the Company recorded no revenues during these periods and the amount of services received was not material. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Company would incur on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

TAX ALLOCATION AGREEMENT

     The Tax Allocation Agreement between the Company and Thermo Fibertek outlines the terms under which the Company is to be included in Thermo Electron's consolidated Federal and state income tax returns.

Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Fibertek and Thermo Fibertek owns at least 80% of the outstanding Common Stock of the Company. Immediately following this offering, Thermo Fibertek will own less than 80% of the Company's outstanding Common Stock and the Company will not be included in Thermo Electron's consolidated federal and state income tax returns for periods commencing thereafter.

MASTER GUARANTEE REIMBURSEMENT AGREEMENTS

     The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf, including the Guarantees of the Redemption Rights. Thermo Fibertek has entered into a similar agreement with Thermo Electron with regard to the Company's obligations which are guaranteed by Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with Thermo Fibertek which provides that the Company will reimburse Thermo Fibertek for any costs it incurs in the event that Thermo Fibertek is required to pay Thermo Electron or any other party pursuant to any guarantees or other commitments Thermo Fibertek issues or enters into on the Company's behalf.

MISCELLANEOUS

     Currently, Thermo Fibertek beneficially owns 100% of the outstanding shares of Common Stock. Thermo Fibertek intends to maintain a majority ownership of the Company. This may require the purchase by Thermo Fibertek of additional shares of Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either on the open market or directly from the Company.

     The Company's cash equivalents may be invested in a repurchase agreement with Thermo Electron, pursuant to which the Company in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

                                   MANAGEMENT

     The Directors and executive officers of the Company are as follows:

                  NAME                    AGE                  POSITION
                  ----                    ---                  --------
William A. Rainville....................  54    Chairman of the Board and Director
Dr. Yiannis A. Monovoukas...............  35    President, Chief Executive Officer and Director
John N. Hatsopoulos.....................  61    Vice President, Chief Financial Officer and Director
Paul F. Kelleher........................  53    Chief Accounting Officer
Jonathan W. Painter.....................  37    Treasurer and Director
Anne T. Barrett.........................  66    Director

- ---------------

     All of the Company's Directors are elected annually and hold office until their respective successors are elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Mr. Hatsopoulos and Mr. Kelleher are employees of Thermo Electron and certain of its subsidiaries other than the Company, but devote such time to the affairs of the Company as the Company's needs reasonably require from time to time. Mr. Rainville is also President and Chief Executive Officer of Thermo Fibertek, and is responsible for certain operations within Thermo Fibertek that are not related to the Company's operations.

     Mr. William A. Rainville has been Chairman of the Board and a Director of the Company since its incorporation in February 1996. Mr. Rainville has been President and Chief Executive Officer of Thermo Fibertek since its inception in November 1991 and a Director of Thermo Fibertek since January 1992. From 1984 until January 1993, Mr. Rainville was President and Chief Executive Officer of Thermo Electron Web Systems Inc., a subsidiary of Thermo Fibertek. He has been a Senior Vice President of Thermo Electron since March 1993 and a Vice President since 1986. Mr. Rainville is also a director of Thermo Fibertek, Thermo Ecotek Corporation, Thermo TerraTech Inc. and Thermo Remediation Inc.

     Dr. Yiannis A. Monovoukas has been President, Chief Executive Officer and a Director of the Company since its incorporation in February 1996. Dr. Monovoukas has been a Corporate Business Analyst since he joined Thermo Electron in July 1995. From 1993 through June 1995, Dr. Monovoukas was a graduate student at the Harvard Business School. From 1990 until 1993 he was a staff scientist/engineer with Raychem Corporation, a materials science company, which he joined upon completion of a Ph.D. program in chemical engineering at Stanford University.

     John N. Hatsopoulos has been a Vice President, Chief Financial Officer and a Director of the Company since its incorporation in February 1996. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Fibertek since its inception in November 1991, the Chief Financial Officer of Thermo Electron since 1988 and an Executive Vice President of Thermo Electron since 1986. He is also a Director of Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek, Thermo Instrument Systems Inc., Thermo Power Corporation, Thermo TerraTech Inc., ThermoTrex Corporation, Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc., Trex Medical Corporation and Lehman Brothers Funds, Inc., an open-end investment management company.

     Paul F. Kelleher has been the Chief Accounting Officer of the Company since its incorporation in February 1996. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from 1982 to January 1996. He is a director of ThermoLase Corporation.

     Jonathan W. Painter has been Treasurer and a Director of the Company since its inception in February 1996. Mr. Painter has been Treasurer of Thermo Electron since August 1994 and Treasurer of Thermo Fibertek since October 1994. Mr. Painter had served as Director of Strategic Planning of Thermo Fibertek from February 1993 through August 1994. Prior to that time, Mr. Painter was Associate General Counsel of Thermo Electron and its subsidiaries.

     Anne T. Barrett has been a Director of the Company since July 1996. Ms. Barrett has been an independent consultant on investor relations and communications matters since her retirement in November 1993. Prior to that time, Ms. Barrett was Director of Corporate Communications for Thermo Electron for more than five years.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Thermo Fibertek or Thermo Electron receive an annual retainer of $2,000 and a fee of $1,000 per day for attending meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors fees is made quarterly.

     Messrs. Rainville, Monovoukas, Hatsopoulos and Painter are all employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares under this plan. The Deferred Compensation Plan will not become effective until completion of an initial public offering. No units have been accumulated under this plan.

     Directors Stock Option Plan. The Company has adopted a directors stock option plan (the "Plan") providing for the grant of stock options to purchase shares of the Common Stock to outside Directors (Directors who are not employees of the Company or any of its affiliates) as additional compensation for their service as Directors. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible Directors, provided the Company's Common Stock is then publicly traded. A total of 200,000 shares of Common Stock have been reserved for issuance under the Plan.

     Under the Plan, each eligible Director will be granted an option to purchase 20,000 shares of Common Stock upon the later of the Director's appointment or election, or the completion of an initial public offering or private placement of shares of Common Stock of the Company primarily to independent investors. In addition, each new director initially joining the Board of Directors in 1996 will be granted an option to purchase 20,000 shares of Common Stock. The size of the award to new Directors appointed to the Board of Directors after 1996 is reduced by 5,000 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors vest and are exercisable upon the fourth anniversary of the grant date, unless the Common Stock underlying the option grant is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration") prior to the fourth anniversary of the grant date. In the event that the effective date of Section 12 Registration occurs prior to the fourth anniversary of the grant date, then the option becomes exercisable (on the later of 90 days after Section 12 Registration or six months after the grant date) and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Company or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in equal annual installments of 5,000 shares, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Company or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Company or any other Thermo Electron company prior to that date.

     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of stockholders of the Company to each Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Company at the exercise price if the recipient ceased to serve as a Director of the Company or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or other principal exchange in which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms-length transaction with the Company prior to the option grant.

     As of July 2, 1996, no options to purchase Common Stock had been granted under the Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's chief executive officer for the fiscal year ended December 30, 1995. No other executive officer of the Company who held office at the end of fiscal 1995 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for this period.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship with Thermo Electron and Thermo Fibertek."

                                  SUMMARY COMPENSATION TABLE
                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                   ---------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                             ANNUAL COMPENSATION   OPTIONS (NO. OF
                                                      FISCAL -------------------     SHARES AND
             NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS       COMPANY)(1)
             ---------------------------              ----   --------   --------   ---------------
Yiannis A. Monovoukas
President and Chief Executive Officer(2)............. 1995   $39,583(2)    --         11,250(TMO)

- ---------------

(1) Dr. Monovoukas has been granted options to purchase shares of common stock of Thermo Electron (designated in the table as TMO) as part of Thermo Electron's stock option program. Information with respect to options to purchase such stock reflects a three-for-two split of such stock effected in June 1996.

(2) Dr. Monovoukas was appointed President and Chief Executive Officer of the Company in February 1996. Prior to that time, he served as a Corporate Business Analyst for Thermo Electron since joining Thermo Electron in July 1995. Reported in the table under "Salary" is the salary paid in 1995 to Dr. Monovoukas for his service as Corporate Business Analyst of Thermo Electron, which was paid at an annualized rate of $95,000 and is representative of the salary to be paid in 1996 for his service as President and Chief Executive Officer of the Company. None of the bonus paid to Dr. Monovoukas with respect to 1995 performance was attributable to his service as President and Chief Executive Officer of the Company.

  Stock Options Granted During Fiscal 1995


     The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Company's chief executive officer.
It has not been the Company's policy in the past to grant stock appreciation rights, and no rights were granted during fiscal 1995.

                                    OPTION GRANTS IN FISCAL 1995
                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                          SHARES       TOTAL OPTIONS                                PRICE APPRECIATION
                        UNDERLYING      GRANTED TO      EXERCISE                    FOR OPTION TERM(2)
                          OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION    ---------------------
         NAME           GRANTED(1)      FISCAL YEAR       SHARE         DATE          5%          10%
         ----           -----------    -------------    ---------    ----------    --------     --------
Yiannis A.
  Monovoukas..........  11,250(TMO)       0.9%(3)        $28.23       7/24/02       $129,263     $301,275

- ---------------

(1) Only options to purchase shares of the common stock of Thermo Electron (designated in the table as TMO) were granted in 1995 to Dr. Monovoukas. Such options are immediately exercisable. The shares acquired upon exercise are subject to repurchase by Thermo Electron at the exercise price if Dr. Monovoukas ceases to be employed by Thermo Electron or another Thermo Electron company. Thermo Electron may exercise its repurchase rights within six months after the termination of Dr. Monovoukas' employment. The repurchase rights generally lapse ratably over a five-year period, provided that the optionee continues to be employed by Thermo Electron or another Thermo Electron company. Thermo Electron may permit Dr. Monovoukas to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of common stock underlying the options, the optionholder's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under a stock option plan maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

  Stock Options Exercised During Fiscal 1995 and Fiscal Year-end Option Values


     The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Company's chief executive officer. No stock options were exercised, and no stock appreciation rights were exercised or were outstanding during fiscal 1995.

                     AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND
                          FISCAL 1995 YEAR-END OPTION VALUES
                                                                   NUMBER OF           VALUE OF
                                                                    SHARES           UNEXERCISED
                                                                  UNDERLYING         IN-THE-MONEY
                                                                  UNEXERCISED         OPTIONS AT
                                                               OPTIONS AT FISCAL        FISCAL
                                                                   YEAR-END            YEAR-END
                                                               -----------------     ------------
                                                                 EXERCISABLE/        EXERCISABLE/
                  NAME                         COMPANY         UNEXERCISABLE(1)      UNEXERCISABLE
                  ----                         -------         -----------------     ------------
Yiannis A. Monovoukas....................  Thermo Electron         11,250/-            $72,413/-

- ---------------

(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five-year period, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 2, 1996 with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                     NAME AND ADDRESS                           AMOUNT AND NATURE
                    OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP    PERCENT OF CLASS
                    -------------------                      -----------------------    ----------------
Thermo Fibertek Inc.(1)....................................     10,000,000 shares             100%
  81 Wyman Street
  Waltham, Massachusetts 02254-9046

- ---------------

(1) Thermo Fibertek is an 81.4%-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Thermo Fibertek. Thermo Electron disclaims beneficial ownership of these shares. After the sale of the Common Stock in this offering, Thermo Fibertek will own approximately 76.3% of the outstanding Common Stock (73.7% if the Underwriters' over-allotment option is exercised in full).

MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 30, 1996 as well as information regarding the beneficial ownership of the Common Stock and the common stock of Thermo Fibertek and Thermo Electron, as of March 30, 1996, with respect to (i) each Director, (ii) each executive officer named in the summary compensation table above, and (iii) all Directors and current executive officers as a group.

                                                        THERMO              THERMO         THERMO ELECTRON
                     NAME(1)                       FIBERGEN INC.(2)    FIBERTEK INC.(3)    CORPORATION(4)
                     -------                       ----------------    ----------------    ---------------
William A. Rainville.............................          0                506,713             300,893
Dr. Yiannis A. Monovoukas........................          0                 31,500              11,450
John N. Hatsopoulos..............................          0                173,655             646,317
Jonathan W. Painter..............................          0                103,515              35,673
Anne T. Barrett..................................          0                  3,450              10,187
All Directors and current executive officers as a
  group (6 persons)..............................          0                902,608           1,145,777

- ---------------

(1) Except as reflected in the footnotes to this table, shares of Common Stock and common stock of Thermo Fibertek and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of such date, and all Directors and executive officers as a group beneficially owned less than 1% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Fibertek have been adjusted to reflect a three-for-two stock split effected on June 26, 1996. Shares of the common stock of Thermo Fibertek beneficially owned by Mr. Rainville, Dr. Monovoukas, Mr. Hatsopoulos, Mr. Painter and all Directors and executive officers as a group include 495,000, 30,000, 97,200, 103,500 and 799,950 shares, respectively, that such person or group has the right to acquire within 60 days of March 30, 1996, through the exercise of stock options. Shares beneficially owned by Ms. Barrett consist of shares held by a trust of which Ms. Barrett is a trustee. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Fibertek outstanding as of March 30, 1996; all Directors and executive officers as a group beneficially owned 1.5% of such common stock outstanding as of such date.

(4) The shares of common stock of Thermo Electron have been adjusted to reflect three-for-two stock splits effected on May 25, 1995 and June 5, 1996. Shares of the common stock of Thermo Electron beneficially owned by Mr. Rainville, Dr. Monovoukas, Mr. Hatsopoulos, Mr. Painter and all Directors and executive officers as a group include 199,198, 11,250, 342,735, 31,495 and 677,302 shares, respectively, that such person or group has the right to acquire within 60 days of March 30, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hatsopoulos, Mr. Painter and all Directors and executive officers as a group include 18,375, 391 and 19,994 full shares, respectively, allocated through March 30, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). The trustees of the ESOP, who have investment power over its assets, are Mr. Hatsopoulos and Mr. Peter Pantazelos. Shares beneficially owned by Mr. Hatsopoulos include 168,750 shares held by a QTIP trust of which Mr. Hatsopoulos is a trustee. Shares beneficially owned by Ms. Barrett include 4,847 shares held by a trust of which Ms. Barrett is a trustee. No Director or executive officer nor all Directors and executive officers as a group beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of March 30, 1996.

                     INFORMATION CONCERNING THERMO ELECTRON

     Thermo Electron develops, manufactures and markets environmental monitoring and analysis instruments, biomedical products including heart-assist systems, mammography systems and respiratory care products, paper-recycling and papermaking equipment, alternative-energy systems, industrial process equipment, and other specialized products. Thermo Electron also provides environmental and metallurgical services and conducts advanced technology research and development. Thermo Electron performs its business through its divisions and wholly owned subsidiaries, as well as majority-owned subsidiaries that are partially owned by the public or by private investors.

     Thermo Electron has developed leading market positions in many lines of business, including environmental monitoring and analysis instruments, mammography systems, biomass power plants, and paper-recycling equipment and papermaking accessories. Thermo Electron is currently seeking to establish leading market positions in the fields of left ventricular-assist devices, explosives-detection systems, thermal soil-remediation services and dedicated natural gas engines. Thermo Electron is developing new products in its Advanced Technologies segment, as well as other segments.

     A key element in Thermo Electron's growth has been its ability to commercialize innovative products and services emanating from research and development activities conducted at Thermo Electron's various subsidiaries and divisions. Thermo Electron's strategy has been to identify business opportunities arising from social, economic and regulatory issues and to seek a leading market share through the application of proprietary technology. As part of this strategy, Thermo Electron continues to focus on the acquisition of complementary businesses that can be integrated into existing core businesses to leverage Thermo Electron's access to new markets.

     Thermo Electron believes that maintaining an entrepreneurial atmosphere is essential to continuing its growth and development. In order to preserve this environment, Thermo Electron adopted the strategy of having certain subsidiaries sell a minority interest to outside investors. Thermo Electron believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock options, as well as capital to support the subsidiaries' growth. Thermo Electron's wholly owned and majority-owned subsidiaries are provided with centralized strategic planning, corporate development, administrative, financial and other services that would not be available to many independent companies of similar size. As of June 30, 1996, Thermo Electron had 20 subsidiaries that have sold minority equity interests, 16 of which are publicly traded.

     Thermo Electron, a Delaware corporation, was incorporated in 1956, completed its initial public offering in 1967, and was listed on the New York Stock Exchange in 1980. The principal executive office of Thermo Electron is located at 81 Wyman Street, Waltham, Massachusetts 02254-9046 (telephone:
617-622-1000).

                           DESCRIPTION OF SECURITIES

     The following is a brief description of the principal terms applicable to the Units, the authorized shares of the Company's Common Stock, $.01 par value, and the Redemption Rights, as well as a description of the Guarantees.

UNITS

     Each Unit being offered by the Company consists of one share of Common Stock and one Redemption Right. The Common Stock and the Redemption Rights will trade together as Units on the American Stock Exchange until the 90th day after the date of this Prospectus, after which date the Common Stock and the Redemption Rights will trade separately. The value of the Redemption Rights will generally have an inverse relationship to the value of the Common Stock. As the market price of the Common Stock rises, the value represented by the Redemption Rights generally will decrease, reflecting generally the increased spread between the market price of a share of Common Stock deliverable upon exercise of a Redemption Right and the price at which the Company is obligated to redeem the Common Stock pursuant to the Redemption Rights. Conversely, decreases in the market price of the Common Stock generally will increase the value of the Redemption Rights.

COMMON STOCK

     The Company has 25,000,000 shares of Common Stock authorized for issuance, of which 10,000,000 are issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of stockholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

     The shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the Directors if they so choose, and in such event, the holders of the remaining shares cannot elect any Directors. Prior to this offering, Thermo Fibertek owned 10,000,000 shares of Common Stock, which represented 100% of the outstanding Common Stock. Upon completion of this offering, Thermo Fibertek (and Thermo Electron through its majority ownership of Thermo Fibertek) will continue to beneficially own a majority of the outstanding Common Stock, and will have the power to elect all of the members of the Company's Board of Directors.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts or omissions, which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

REDEMPTION RIGHTS

  General

     The holder of a Redemption Right may require the Company to redeem one
share of Common Stock for an amount of cash equal to        (the "Redemption
Price") during the month of September 20 (the "First Redemption Period") and during the month of September 20 (the "Second Redemption Period"). The First Redemption Period and the Second Redemption Period are collectively referred to herein as the "Redemption Periods."

  Exercise of Rights

     Notice of commencement of each Redemption Period will be published in the Wall Street Journal, and will be mailed to holders of record of the Redemption Rights, not less than 15 nor more than 45 days prior to the commencement of such Redemption Period. To be redeemed, certificates for shares of Common Stock must be received at the office of the Company or its agent, as specified in the notice, along with certificates for Redemption Rights duly executed indicating the number of shares being tendered for redemption during the Redemption Period. The Company or its agent after the end of the Redemption Period will promptly return to each shareholder a certificate for all shares and Redemption Rights surrendered but not redeemed and will mail to each shareholder a check in consideration for the shares that were redeemed. Shareholders who elect to redeem their shares will be entitled to revoke their election by delivering a written notice of such revocation to the agent or to the Company as specified in the notice prior to the end of the Redemption Period.

     The Company's obligation to make such redemptions would be deferred to the extent that such redemptions are made at a time when the Company's capital is impaired or when such redemptions would cause any impairment of the Company's capital or if such redemptions are otherwise prohibited by law. These provisions do not affect the guarantee by Thermo Electron of the Company's redemption obligations.

  Adjustments

     Both the consideration payable by the Company upon redemption of the shares of Common Stock and the number of shares of Common Stock which are subject to redemption are subject to adjustment upon the occurrence of certain events, including (i) the issuance of Common Stock as a dividend or the distribution of a security or right convertible into or exchangeable for shares of Common Stock to all of the holders of Common Stock, (ii) a subdivision or combination of the Company's outstanding Common Stock and (iii) the issuance by reclassification or reorganization of the outstanding shares of Common Stock.

  Expiration of Redemption Rights

     The Redemption Rights will expire and become worthless in the event that, at any time after the 90th day after the date of this Prospectus and (i) prior to the beginning of the First Redemption Period or (ii) after the end of the First Redemption Period and prior to the beginning of the Second Redemption Period, the closing price of the Common Stock as reported on the principal trading market for the Common Stock has been at least 150% of the Redemption Price, as adjusted as provided above, for 20 of any 30 consecutive trading days, provided that neither Thermo Electron nor any of its subsidiaries have purchased any shares of Common Stock on any of such days.

Covenants of the Company and Thermo Electron

     Pursuant to the Guarantee Agreement described below, the Company and Thermo Electron have covenanted that they will not, without the consent of the holders of a majority of the Redemption Rights other than Thermo Electron and its subsidiaries: (i) merge or consolidate the Company with or into Thermo Electron or any subsidiary of Thermo Electron, or sell substantially all of the Company's assets to Thermo Electron or any such subsidiary, without receiving an opinion addressed to the Board of Directors of the Company from an independent investment bank or other appraiser as to the fairness of such a transaction from a financial point of view to the shareholders of the Company, or (ii) take any voluntary action to avoid or seek to avoid the observance or performance of any of the terms of the redemption obligations described in this Prospectus. In addition, the Company and Thermo Electron have covenanted that neither Thermo Electron nor any of its affiliates will purchase any shares of Common Stock in the open market, other than upon the redemption of such Common Stock as described in this Prospectus, from and after the date on which notice of the commencement of a Redemption Period is published in the Wall Street Journal and until the end of such Redemption Period. While any Redemption Rights are outstanding, the Company may (i) reorganize or reclassify its Common Stock, (ii) merge or consolidate with another corporation or other legal entity or (iii) sell or transfer all or substantially all of its business or assets only if adequate provision is made so that the

Redemption Rights are adjusted so as to preserve the economic benefits thereof to the holders, as determined by the Board of Directors of the Company in its reasonable discretion.

THE GUARANTEES

     The Company, Thermo Electron and the Representatives of the Underwriters (as defined below) have entered into a Guarantee Agreement, pursuant to which Thermo Electron has agreed to guarantee, on a subordinated basis, the due and punctual performance by the Company of its redemption obligations described above. The text of the Guarantees will be endorsed on each certificate representing Redemption Rights offered hereby. The Guarantee Agreement may not be amended in a way that will dilute or impair the Redemption Rights described above without the consent of the holders of two-thirds of the then-outstanding Redemption Rights other than Thermo Electron and its subsidiaries.

  Subordination of Guarantees

     The obligations represented by the Guarantees will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Thermo Electron. Senior Indebtedness of Thermo Electron is defined for this purpose as the principal of, premium, if any, and interest and other amounts due on or with respect to the following, whether outstanding at the date of execution of the Guarantee Agreement or thereafter incurred or created: (a) indebtedness of Thermo Electron for money borrowed by Thermo Electron (including, without limitation, purchase money obligations), whether or not evidenced by debentures, bonds, notes or other corporate debt securities or similar instruments issued by Thermo Electron (including the principal of, premium, if any, and interest on Thermo Electron's 5% Senior Convertible Debentures due 2001 and 4 5/8% Senior Convertible Debentures due 1997); (b) obligations to reimburse any bank or other person in respect of amounts paid under letters of credit; (c) leases of real property, equipment or other assets, which leases are capitalized in Thermo Electron's financial statements in accordance with generally accepted accounting principles; (d) commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to Thermo Electron; (e) obligations of Thermo Electron under interest rate or currency swaps, floors, caps or other similar arrangements intended to hedge interest rates or currency exposure; (f) indebtedness secured by any mortgage, pledge, lien or other encumbrance on property which is owned or held by Thermo Electron subject to such mortgage, pledge, lien or encumbrance, whether or not the indebtedness secured thereby shall have been assumed by Thermo Electron; (g) obligations of Thermo Electron constituting guarantees of indebtedness of or joint obligations with another or others which would be included in the preceding clauses (a),
(b), (c), (d), (e) or (f) (including Thermo Electron's guarantee of the principal of, premium, if any, and interest on the 3 3/4% Senior Convertible Debentures due 2000 of Thermo Instrument Systems Inc.); and (h) modifications, renewals, extensions or refundings of any of the indebtedness, leases, fees or obligations referred to in the preceding clauses (a), (b), (c), (d), (e), (f) or
(g) or debentures, notes or other evidences of indebtedness issued in exchange therefor; provided that Senior Indebtedness shall not include any particular indebtedness, lease, fee or obligation, modification, renewal, extension or refunding or exchanged securities if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness, lease, fee or obligation or such modification, renewal, extension or refunding thereof or exchanged securities are stated to be not superior in right of payment to the Guarantees. Most of Thermo Electron's assets are owned by its subsidiaries. Thermo Electron's rights as a shareholder and the rights of its creditors, including holders of the Redemption Rights, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. At March 30, 1996, the aggregate amount of Senior Indebtedness and indebtedness of subsidiaries not constituting Senior Indebtedness (but to which the Guarantees are effectively subordinated) was approximately $597,895,000.

     The obligations represented by the Guarantees will rank pari passu with Thermo Electron's obligations with respect to its outstanding 4 1/4% Convertible Subordinated Debentures due 2003 and the 4 7/8% Convertible Subordinated Debentures due 1997. In addition, the obligations represented by the Guarantees will rank pari passu with Thermo Electron's subordinated guarantees of the principal, premium, if any, and interest on the Non-Interest Bearing Convertible Subordinated Debentures due 2003 issued by Thermedics Inc., the Non-

Interest Bearing Convertible Subordinated Debentures due 2001 issued by Thermo Ecotek Corporation, the 6 1/2% Convertible Subordinated Debentures due 1997 and the 4 5/8% Convertible Subordinated Debentures due 2003 issued by Thermo TerraTech Inc., the 6 5/8% Convertible Subordinated Debentures due 2001 issued by Thermo Instrument Systems Inc., the Non-Interest Bearing Convertible Subordinated Debentures due 1997 issued by Thermo Cardiosystems Inc., the 3 3/4% Convertible Subordinated Debentures due 2000 issued by Thermo Voltek Corp., the 4 7/8% Convertible Subordinated Debentures due 2000 issued by Thermo Remediation Inc., the 5% Convertible Subordinated Debentures due 2000 issued by ThermoQuest Corporation and the 5% Convertible Subordinated Debentures due 2000 issued by Thermo Optek Corporation. In addition, the obligations represented by the Guarantees will rank pari passu with Thermo Electron's subordinated guarantee of the obligations to redeem the common stock of ThermoLyte Corporation. The obligation of ThermoLyte Corporation to redeem its common stock requires ThermoLyte Corporation at the option of the holders to redeem up to an aggregate of approximately 1,845,000 shares of its common stock for $10.00 per share at the end of 1998 and 1999. As of March 30, 1996, stated on a pro forma basis to reflect the May 1996 issuance by Thermo TerraTech Inc. of $115,000,000 principal amount of 4 5/8% Convertible Subordinated Debentures due 2003 and by Thermedics Inc. of $55,000,000 principal amount of Non-Interest Bearing Convertible Subordinated Debentures due 2003, the aggregate outstanding principal amount of the above obligations was approximately $963,566,000.

     In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection herewith, relative to Thermo Electron or to its creditors as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up, of Thermo Electron, or in the event of any assignment for the benefit of creditors of Thermo Electron or any marshaling of assets of Thermo Electron, the holders of all Senior Indebtedness of Thermo Electron will be entitled to receive payment in full of the principal of and premium, if any, and interest, including interest accruing after the commencement of any such proceeding, on all Senior Indebtedness of Thermo Electron, before holders of the Common Stock offered hereby will be entitled to receive any payment in respect of the Guarantees. Upon the maturity of any Senior Indebtedness of Thermo Electron by lapse of time, acceleration or otherwise, such Senior Indebtedness of Thermo Electron shall first be paid in full (to the same extent as provided in the preceding sentence) or provided for before any payment is made by Thermo Electron, directly or indirectly, with respect to the Redemption Rights. Upon the occurrence of any event of default with respect to any Senior Indebtedness of Thermo Electron, as defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Thermo Electron, directly or indirectly, with respect to the Redemption Rights. By reason of such subordination, in the event of insolvency, creditors of Thermo Electron that are not holders of Senior Indebtedness of Thermo Electron may recover less, ratably, than holders of Senior Indebtedness of Thermo Electron and may recover more, ratably, than the holders of the Guarantees.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Because of the unique features of the Units, it is not feasible to provide a definitive discussion of the characterization of the Common Stock for federal income tax purposes, or of the federal income tax consequences of the purchase, ownership and disposition of Units, Common Stock and Redemption Rights. The discussion below represents the Company's view of the possible federal income tax consequences of the purchase, ownership and disposition of the Securities based on what the Company believes are the most likely characterizations of the Common Stock and is provided for general information purposes only. It is possible that characterizations other than those discussed might apply and that the federal income tax consequences may accordingly be different than those discussed.

     Purchasers are urged to consult their own tax advisors with regard to an investment in the Units and as to the particular tax consequences to them (including the effect and applicability of state, local, foreign and other tax laws) for the purchase, ownership and disposition (including a disposition pursuant to exercise of a Redemption Right) of Common Stock.

TREATMENT OF COMMON STOCK AS EQUITY

     The Company intends to treat the Common Stock as equity for federal income tax purposes. For financial accounting purposes the Common Stock will be treated as Common Stock subject to redemption until the expiration of the Redemption Rights.

     Whether the Common Stock is in fact determined to be equity for federal income tax purposes during the period prior to the expiration of the Redemption Rights is a question of fact, and no one factor is conclusive. Although no definitive set of relevant factors exists, Section 385 of the Internal Revenue Code of 1986, as amended (the "Code"), lists five factors that "may" be taken into account in regulations, yet to be issued, setting forth rules for determining whether an interest in a corporation is to be treated as equity or debt for federal income tax purposes. These factors are (1) whether there is a written unconditional promise to pay on demand or on a specified date a sum certain in money in return for an adequate consideration in money or money's worth, and to pay a fixed rate of interest, (2) whether there is a subordination to or preference over any indebtedness of the corporation, (3) the ratio of debt to equity of the corporation, (4) whether there is convertibility into the stock of the corporation, and (5) the relationship between holdings of stock in the corporation and the holdings of the interest in question. The Internal Revenue Service has indicated that the intent of the parties in creating the instrument is a factor that may be taken into account as well.

     An analysis of these factors indicates that it is likely, although not certain, that the Common Stock will, in fact, be treated as equity for tax purposes even prior to the expiration of the Redemption Rights. The Company is obliged to redeem the Common Stock for a fixed amount of money upon exercise of Redemption Rights at essentially predetermined dates, raising the possibility that the Common Stock will during that time period be treated as convertible debt. However, no provisions for interest payments or guaranteed dividends of any sort are made. The Company is also prohibited from redeeming the Common Stock to the extent that such redemptions are made at a time when the Company's capital is impaired or when such redemptions would cause any impairment of the Company's capital or if such redemptions are otherwise prohibited by law. Under those circumstances, the Common Stock may be purchased by Thermo Electron pursuant to the Guarantee in what will generally not be a redemption. Furthermore, the Common Stock will be subordinated to all indebtedness of the Company, the stock is voting stock, there are no "conversion" rights other than a possible "deemed" conversion at the time of expiration of the Redemption Periods, and, finally, the parties intend to create an equity interest notwithstanding the contrary treatment for financial accounting purposes.

     The discussion that follows is premised on the characterization of the Common Stock as equity and not as convertible debt. If the Common Stock were to be treated as debt, certain other considerations would apply. For example, distributions of property by the Company with respect to the Common Stock would be treated as interest, and not dividends, and so would not be eligible for the dividends received deduction. Similarly, redemptions by the Company of the Common Stock would not be subject to the rules of Section 302 of the Code, as discussed below, but would instead be treated as payments of principal and interest.

SALE OF COMMON STOCK AND REDEMPTION RIGHTS

     In general, gain or loss will be recognized upon a sale of a share of Common Stock or a Redemption Right. When the Common Stock and the associated Redemption Right are "decoupled" and may be sold or otherwise disposed of separately, the event of "decoupling" will not by itself cause the holder to recognize gain or loss. The sale of Common Stock or Redemption Rights, whether as a Unit or separately, will cause gain or loss to be recognized only with respect to the Common Stock or Redemption Rights sold. The amount of such gain or loss will be the difference between the amount received in exchange for the Common Stock or Redemption Rights sold and the holder's adjusted basis in the Common Stock or Redemption Rights sold. The holder's tax basis in a share of Common Stock and the associated Redemption Right will be determined by allocating the purchase price paid per Unit between the Common Stock and the associated Redemption Right on the basis of the fair market value of each on the date of issuance. Where the Common Stock and the associated Redemption Right are sold together (e.g., as a Unit within the 90-day period before they are "decoupled"), the precise allocation of basis would not generally alter the net amount of gain or loss to the holder. The sale of Common Stock or Redemption Rights will cause gain or loss to be recognized only with respect to the Common Stock or Redemption Rights sold.

     Such gain or loss will generally be treated as capital gain or loss if the Common Stock or Redemption Right sold was held as a capital asset. Such gain or loss will be long term capital gain or loss if the Common Stock or Redemption Right sold was held for more than one year, and short term capital gain or loss if it has been held for one year or less.

     Upon the lapse of a Redemption Right acquired on the same day as a share of Common Stock identified as intended to be used in exercising such Redemption Right, the cost of the Redemption Right (determined as described above with respect to allocation of basis) will be added to the tax basis of such Common Stock. Upon the lapse of a Redemption Right acquired at any other time, the holder thereof will be treated as if the Redemption Right were sold or exchanged on the date of such lapse.

CONSEQUENCES OF OWNERSHIP OF THE REDEMPTION RIGHTS

     In general, gain or loss will be recognized upon the sale of a Redemption Right. Such gain or loss will generally be treated as capital gain if the Common Stock owned by the holder is a capital asset in the hands of the holder (or if such Common Stock would be held as a capital asset by such holder if acquired by him). For these purposes, the tax basis of a Redemption Right will be determined by allocating the purchase price paid per Unit between the Redemption Right and the associated share of Common Stock on the basis of the fair market value of each on the date of issuance.

     Upon the lapse of a Redemption Right acquired on the same day as a share of Common Stock identified as intended to be used in exercising such Redemption Right, the cost of the Redemption Right will be added to the tax basis of such Common Stock. Upon the lapse of a Redemption Right acquired at any other time, the holder thereof will be treated as if the Redemption Right were sold or exchanged on the date of such lapse.

SHORT SALE AND STRADDLE RULES

     While the holding period of a share of Common Stock normally commences on the date that it is acquired, under certain circumstances the holding period may be suspended. It is possible that the right to cause the Company to redeem the Common Stock will be characterized for federal income tax purposes as an option to sell the Common Stock. In that case, it is possible that the short sale rules of Section 1233 of the Code would apply, resulting in, among other possible results, suspension of the holding period of each share of Common Stock until the expiration of the Second Redemption Period (i.e., September 30, 20 ) with respect to that share. However, Section 1233(c) of the Code and the Treas. Reg. sec. 1.1233-1(c)(3) provide that, if the Common Stock is identified by appropriate entries in the holder's records within fifteen days after the date of its acquisition as subject to such option, the rules of Section 1233(b), including the holding period suspension rules, will not apply.

     It is also possible that the Common Stock may also be considered to be a tax straddle subject to the rules of Section 1092 of the Code, if the equity aspect of the Common Stock and the Redemption Rights were considered to be "offsetting positions" for this purpose. The tax straddle rules would apply only if both (a) the Common Stock is considered to be actively traded, and (b) the Redemption Rights are considered to be either "options" with respect to the Common Stock or (under regulations yet to be issued) a position with respect to substantially similar or related property. If the Common Stock is considered to be a tax straddle, Temporary Treasury Regulations provide that the holding period of a share of Common Stock generally will not begin earlier than the expiration of the Second Redemption Period with respect to that share. In addition, under Code Section 263(g), interest and carrying charges relating to a tax straddle are not deductible and must be capitalized and added to basis.

DIVIDENDS; DIVIDENDS RECEIVED DEDUCTION

     The Company has never paid any cash dividends on its Common Stock, and anticipates that no dividends will be paid in the foreseeable future. See "Risk Factors -- Lack of Dividends." A distribution of property by the Company to its shareholders will be treated as a dividend only to the extent of its accumulated earnings and profits or its earnings and profits in the taxable year in which such distributions occur. The Company at present has no earnings and profits. Any distribution of property by the Company that is not a dividend would be treated first as a return of basis to the shareholder, and then as gain from the sale or exchange of property.

     To the extent that the Company does have earnings and profits and does make dividend distributions with respect to shares of Common Stock, corporate holders would generally be eligible for the dividends received deduction. This deduction generally equals 70% of the amount received as dividends, although corporations owning 20% or more of the stock of the Company are eligible for an 80% deduction. Corporate holders would be eligible for the dividends received deduction only if, among other things, the Common Stock is held for more than 45 days. Under Section 246(c) of the Code, the holding period of Common Stock will be suspended for any periods for which the holder has, among other things, (i) an option to sell such Common Stock or (ii) under regulations to be prescribed by the Treasury a diminished risk of loss by holding one or more other positions with respect to substantially similar or related property. It is possible that the Redemption Rights would be considered an option or other position triggering the suspension of the holding period under Section 246(c).

     For corporate holders of Common Stock, Section 246A of the Code reduces the dividends received deduction in the case of "debt-financed portfolio stock." Debt-financed portfolio stock is defined as portfolio stock, such as the Common Stock, acquired or carried by the corporate holder with indebtedness that is "directly attributable" to the investment in such stock. The reduction is generally a fraction, the numerator of which is the amount of the holder's indebtedness attributable to such stock and the denominator of which is the holder's adjusted tax basis in the stock.

     In addition, any such dividends received by corporate holders would be subject to the provisions of Section 1059 of the Code relating to "extraordinary dividends" if the Common Stock with respect to which the dividend is considered paid has not been held for more than two years and the amount of the dividend is considered extraordinary. For this purpose, the holding period of the Common Stock will be considered suspended under rules similar to those applicable to the determination of the availability of the dividends received deduction. In general, a dividend paid with respect to common stock is treated as an extraordinary dividend if it equals or exceeds ten percent of the shareholder's adjusted basis in the stock. Dividends that have ex-dividend dates within 85 consecutive days are aggregated for this purpose. An aggregation period of one year applies if the aggregated dividends exceed 20 percent of the shareholder's basis. In addition, except as may be provided in regulations yet to be promulgated, Section 1059(e)(1) of the Code provides that the extraordinary dividend rules of Section 1059 will apply to any redemption of Common Stock of the Company that is not pro rata as to all shareholders. If a dividend is subject to the rules of Section 1059, the tax basis of the holder's remaining Common Stock will be reduced by the "non-taxed portion" of the dividend. If the non-taxed portion exceeds the tax basis, such excess will be treated as gain from the sale of Common Stock upon disposition of that Common Stock.

CONSEQUENCES OF THE REDEMPTION OF COMMON STOCK

     The amount of cash received by a holder of Common Stock on the redemption of that Common Stock by the Company will be treated either (i) as a distribution by the Company in exchange for its stock, in which case the holder will recognize gain or loss measured by the difference between the amount realized and the holder's tax basis for the Common Stock surrendered or (ii) as a distribution of property to which Section 301 applies (that is, as a dividend, to the extent of the Company's earnings and profits; see "Dividends; Dividends Received Deduction," above). For this purpose, the determination of whether the distribution will be treated as an exchange for stock or as a Section 301 distribution will be made in accordance with the provisions of Section 302 of the Code, as explained below.

     Under Section 302 of the Code, a holder will not be treated as having received a Section 301 distribution upon the redemption of Common Stock if (1) the redemption results in the complete termination of the holder's interest in the Company, (2) the holder's percentage ownership of the outstanding Common Stock of the Company (and voting stock if any voting stock other than Common Stock is outstanding) immediately after such redemption is less than 80% of such holder's percentage ownership of the total of such outstanding stock immediately before the redemption, or (3) the distribution from the Company upon such redemption is not "essentially equivalent to a dividend" based on the individual holder's particular facts and circumstances. For purposes of making these determinations, the holder's percentage ownership will in general be calculated by taking into account all shares owned by him, including those deemed to be owned by him pursuant to Section 318 of the Code. Section 318 of the Code provides that in applying the above rules, a holder is considered to own shares directly or indirectly owned by certain members of his family or certain related entities and to own shares with respect to which he holds options.

     For a redemption of Common Stock to qualify as "not essentially equivalent to a dividend," it must result in a "meaningful reduction" in the holder's percentage interest in the Company. The Internal Revenue Service has indicated in a published ruling that any reduction in percentage interest of a small stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction," although in another ruling the Internal Revenue Service has indicated that under circumstances that may correspond to certain redemptions made under the terms of this offering no "meaningful reduction" will be found despite a reduction in a shareholder's percentage interest in the Company. Specifically, an actual reduction in percentage interest is required, and if a distribution results in no reduction or an increase in percentage interest, the distribution proceeds will, in general, be treated as a dividend. In applying these rules, other transactions that are part of an overall plan may be taken into account. In view of the terms of this offering, a redemption can result in an increase in a holder's percentage interest in the Company by reason of redemptions effected simultaneously by other holders of the Company's Common Stock. This result could occur, for example, if a shareholder owning a small number of shares tendered a relatively small percentage (e.g., 1%) of his Common Stock during the Redemption Period while other shareholders, in the aggregate, tendered a much larger percentage (e.g., 30%). Although, in such cases, holders could avoid dividend treatment by selling Common Stock rather than redeeming it, there can be no assurance that there will be a market for the Common Stock or that if such a market exists the proceeds received will not be substantially less than those that would be received by redemption.

     In the event that, upon the tendering of Common Stock during a Redemption Period, Thermo Electron is required to acquire the tendered Common Stock pursuant to the terms of the Guarantee, it is probable that no redemption of the tendered Common Stock will be deemed to have occurred (absent circumstances in which the selling holder is deemed to be in control of the Company and Thermo Electron). If Thermo Electron is the purchaser, the holder will probably be deemed to have disposed of the Common Stock through a sale or exchange, the consequences of which are discussed in "Sale of Common Stock and Redemption Rights" above.

     If a redemption is not treated as a Section 301 distribution, any gain or loss recognized will be capital gain or loss if the redeemed Common Stock is held as a capital asset. Such gain or loss will be long term or short term depending on the holding period of such Common Stock. See "Sale of Common Stock and Redemption Rights" above.

     If (i) redemptions during a Redemption Period are treated as dividends,
(ii) the redemptions are considered to be part of a plan of periodic redemptions and not as isolated transactions within the meaning of Treas. Reg. sec.1.305-3(b)(3), and (iii) the Common Stock is not considered to be part of a security arrangement within the meaning of Treas. Reg. sec.1.305-3(e) Example
(14), then the holders of Common Stock whose proportionate interests in the earnings and profits of the Company increase as the result of the redemptions would be treated as having received deemed dividend income under the rules of Sections 305(b)(2) and 305(c) of the Code. The amount of such deemed distribution to each such holder would be measured by the fair market value of the number of shares that would have been distributed to such holder had the Company sought to increase that holder's interest by the actual amount of the increase, assuming that the other shareholders' interests in the Company remained constant. See Treas. Reg. sec.1.305-3(e) Examples (8) and (9).

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be 13,100,000 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option). The shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

     Of such 13,100,000 outstanding shares, 10,000,000 shares will be owned by Thermo Fibertek. Thermo Fibertek has agreed that, without the prior written consent of the Representatives (as defined below under the caption "Underwriters"), it will not offer, sell, grant any option to purchase or otherwise dispose of any shares of the Common Stock within 180 days after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of shares of Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Fibertek, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). Upon expiration of this lock-up agreement, Thermo Fibertek may sell its shares of Common Stock in an offering registered under the Securities Act or pursuant to an exemption from such registration. So long as Thermo Fibertek is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by Thermo Fibertek or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an "affiliate" of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice and other limitations of Rule 144. In meeting the two and three year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

     The Company has reserved 825,000 shares for grants under its existing stock-based compensation plans. As of July 2, 1996, no options to purchase shares of Common Stock were outstanding under such plans. The Company intends to file registration statements under the Securities Act to register all shares of Common

Stock issuable under such plans. Shares covered by these registration statements will be eligible for sale in the public market after the effective date of such registration statements.

     Each of the Company, Thermo Fibertek and Thermo Electron has agreed that it will not offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (except for the grant of options and the sale of shares of Common Stock pursuant to stock-based compensation plans, sales to Thermo Fibertek and the issuance of shares as consideration for the acquisition of one or more businesses (provided that such shares may not be resold prior to the expiration of 180 days after the date of this Prospectus)) within 180 days after the date of this Prospectus, without the prior consent of the Representatives of the Underwriters.

     Prior to this offering there has been no public market for the Common Stock. The effect, if any, of public sales or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting
Agreement, each of the Underwriters named below, for whom NatWest Securities
Limited, Lehman Brothers Inc. and Oppenheimer & Co., Inc. are acting as
Representatives (the "Representatives"), has severally agreed to purchase from the Company the following respective number of Units at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                  UNDERWRITER                          NUMBER OF UNITS
                                  -----------                          ---------------
          NatWest Securities Limited.................................
          Lehman Brothers Inc........................................
          Oppenheimer & Co., Inc.....................................

                                                                          ---------
               Total.................................................     3,100,000
                                                                          =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligations is that they are committed to purchase all Units offered hereby if any such Units are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such price less a selling concession not
in excess of $          per Unit. The Underwriters may allow and such dealers
may re-allow a concession not in excess of $          per Unit to certain other
dealers (who may include the Underwriters). After commencement of the offering to the public, the public offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Units to any accounts over which they exercise discretionary authority.

     The Company has granted to the several Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 465,000 additional Units at the public offering price, less the aggregate underwriting discounts and commissions, set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of such Units proportionate to such Underwriter's initial commitment.

     The Underwriting Agreement provides that the Company, Thermo Fibertek and Thermo Electron will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, Thermo Fibertek and Thermo Electron have also agreed that they will not, without the Representatives' prior written consent, offer, sell, grant any options to purchase or otherwise dispose of any shares of Common Stock within 180 days after the date of this Prospectus, other than (i) the shares of Common Stock to be sold to the Underwriters in this offering, (ii) the issuance of options and sales of Common Stock pursuant to currently existing stock-based compensation plans, (iii) sales of shares to Thermo Fibertek, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). See "Shares Eligible for Future Sale" and "Risk Factors -- Shares Eligible for Future Sale."

     Certain of the Underwriters from time to time have performed various investment banking services for Thermo Electron and its subsidiaries.

     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Units offered hereby and subject to certain exceptions, it will not offer or sell any Units within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sales of Units offered hereby outside of the United States.

     NatWest Securities Limited has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, managing, holding or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"), (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom; (iii) it has only issued or passed on and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Units, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document or instrument required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No. 2) Order 1995 or is a person to whom the document may otherwise be lawfully issued or passed on.

     Prior to this offering there has been no public market for the Units, the Common Stock or the Redemption Rights. The initial public offering price for the Units will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related businesses and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL OPINIONS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company and Thermo Electron by Seth H. Hoogasian, Esq., General Counsel of the Company, Thermo Fibertek and Thermo Electron, and certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Mr. Hoogasian owns or has the right to acquire 51,750 shares of common stock of Thermo Fibertek and 115,327 shares of common stock of Thermo Electron.

                                    EXPERTS

     The financial statements of the Company and Thermo Electron included or incorporated by reference in this Prospectus and the financial statement schedule incorporated by reference in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report with respect to Thermo Electron's financial statements which includes an explanatory fourth paragraph with respect to the change in method of accounting for investments in debt and marketable equity securities in 1994 as discussed in Note 2 to the financial statements.

     The financial statements of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc., included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                            INDEX TO FINANCIAL STATEMENTS
                                                                                        PAGE
                                                                                        ----
THERMO FIBERGEN INC.
     Report of Independent Public Accountants.........................................   F-2
     Statement of Operations for the years ended January 1, 1994, December 31, 1994,
      December 30, 1995, Inception through December 30, 1995 and for the three months
      ended April 1, 1995 and March 30, 1996..........................................   F-3
     Balance Sheet as of December 31, 1994, December 30, 1995 and March 30, 1996......   F-4
     Statement of Cash Flows for the years ended January 1, 1994, December 31, 1994 and December 30, 1995 and for the three months ended April 1, 1995 and March 30,
      1996............................................................................   F-5
     Statement of Shareholder's Investment for the years ended January 1, 1994,
      December 31, 1994 and December 30, 1995 and for the three months ended March 30,
      1996............................................................................   F-6
     Notes to Financial Statements....................................................   F-7

GRANULATION TECHNOLOGY, INC. AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.
     Report of Independent Auditors...................................................  F-11
     Combined Statement of Operations for the years ended September 30, 1993, 1994 and
      1995 and for the six months ended March 31, 1995 and 1996.......................  F-12
     Combined Balance Sheet as of September 30, 1994, 1995 and March 30, 1996.........  F-13
     Combined Statement of Cash Flows for the years ended September 30, 1993, 1994 and
      1995 and for the six months ended March 31, 1995 and 1996.......................  F-14
     Combined Statement of Shareholder's Equity (Deficit) for the years ended
      September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1996...  F-15
     Notes to Combined Financial Statements...........................................  F-16

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF THERMO FIBERGEN INC. AND
  GRANULATION TECHNOLOGY, INC. AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.
  (UNAUDITED)
     Pro Forma Combined Condensed Statement of Operations for the twelve months ended
      December 30, 1995...............................................................  F-20
     Pro Forma Combined Condensed Statement of Operations for the three months ended
      March 30, 1996..................................................................  F-21
     Pro Forma Combined Condensed Balance Sheet as of March 30, 1996..................  F-22
     Notes to Pro Forma Combined Condensed Financial Statements.......................  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Fibergen Inc.:

     We have audited the accompanying balance sheet of Thermo Fibergen Inc. (a Delaware corporation in the development stage and 100%-owned subsidiary of Thermo Fibertek Inc.) as of December 30, 1995 and December 31, 1994, and the related statements of operations, shareholder's investment, and cash flows for each of the three years in the period ended December 30, 1995, and the statement of operations and cash flows for the period from inception (December 29, 1991) through December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibergen Inc. as of December 30, 1995 and December 31, 1994, and the results of its operations and cash flows for each of the three years in the period ended December 30, 1995 and for the period from inception through December 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 3, 1996

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                        STATEMENT OF OPERATIONS
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   INCEPTION        THREE MONTHS ENDED
                                                                    THROUGH       -----------------------
                                                                  DECEMBER 30,    APRIL 1,     MARCH 30,
                                  1993       1994       1995          1995          1995         1996
                                 -------    -------    -------    ------------    --------    -----------
                                                                                        (UNAUDITED)
Costs and Operating Expenses:
     Research and development
       expenses................  $   106    $   128    $   601       $   982       $   137      $   203
                                 -------    -------    -------       -------       -------      -------
Operating Loss.................     (106)      (128)      (601)         (982)         (137)        (203)
Interest Income................    --         --         --           --             --              99
                                 -------    -------    -------       -------       -------      -------
Loss Before Income Taxes.......     (106)      (128)      (601)         (982)         (137)        (104)
Income Taxes (Note 3)..........    --         --         --           --             --          --
                                 -------    -------    -------       -------       -------      -------
NET LOSS.......................  $  (106)   $  (128)   $  (601)      $  (982)      $  (137)     $  (104)
                                 =======    =======    =======       =======       =======      =======
LOSS PER SHARE.................  $  (.01)   $  (.01)   $  (.06)      $  (.10)      $  (.01)     $  (.01)
                                 =======    =======    =======       =======       =======      =======
WEIGHTED AVERAGE SHARES........   10,000     10,000     10,000        10,000        10,000       10,000
                                 =======    =======    =======       =======       =======      =======

   The accompanying notes are an integral part of these financial statements.

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                       BALANCE SHEET
                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       MARCH 30,
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current Assets:
     Cash...................................................  $ --        $ --          $12,500
                                                              -------     -------       -------
Machinery and Equipment, at Cost............................    --          --                6
  Less: Accumulated Depreciation............................    --          --           --
                                                              -------     -------       -------
                                                                --          --                6
                                                              -------     -------
                                                              $ --        $ --          $12,506
                                                              =======     =======       =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
     Due to parent company (Note 8).........................  $ --        $ --          $    16
                                                              -------     -------       -------
Shareholder's Investment (Notes 4 and 5):
     Net parent company investment..........................    --          --           --
     Common stock, $.01 par value, 25,000,000 shares
       authorized; 10,000,000 shares issued and
       outstanding..........................................    --          --              100
     Capital in excess of par value (includes deficit
       accumulated during the development stage through the
       date of capitalization of $1,076)....................    --          --           12,400
     Deficit accumulated during the development stage
       subsequent to capitalization of the Company..........    --          --              (10)
                                                              -------     -------       -------
                                                                --          --           12,490
                                                              -------     -------       -------
                                                              $ --        $ --          $12,506
                                                              =======     =======       =======

   The accompanying notes are an integral part of these financial statements.

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                             STATEMENT OF CASH FLOWS
                                                  (IN THOUSANDS)

                                                                    INCEPTION       THREE MONTHS ENDED
                                                                     THROUGH       ---------------------
                                                                   DECEMBER 30,    APRIL 1,    MARCH 30,
                                        1993     1994     1995         1995          1995        1996
                                        -----    -----    -----    ------------    --------    ---------
                                                                                        (UNAUDITED)
Operating Activities:
  Net loss............................  $(106)   $(128)   $(601)       $(982)        $(137)     $  (104)
  Adjustment to reconcile net loss to
     net cash used operating
     activities:
       Change in due to parent company
          and affiliates..............     --       --       --           --            --           16
                                        -----    -----    -----        -----         -----      -------
          Net cash used in operating
            activities................   (106)    (128)    (601)        (982)         (137)         (88)
                                        -----    -----    -----        -----         -----      -------
Investing Activities:
  Purchases of machinery and
     equipment........................     --       --       --           --            --           (6)
                                        -----    -----    -----        -----         -----      -------
Financing Activities:
  Transfers from parent company.......    106      128      601          982           137           94
  Cash transfer from parent company in
     connection with capitalization of
     the Company......................     --       --       --           --            --       12,500
                                        -----    -----    -----        -----         -----      -------
          Net cash provided by
            investing activities......    106      128      601          982           137       12,594
                                        -----    -----    -----        -----         -----      -------
Increase in Cash and Cash
  Equivalents.........................     --       --       --           --            --       12,500
Cash and Cash Equivalents at Beginning
  of Period...........................     --       --       --           --            --           --
                                        -----    -----    -----        -----         -----      -------
Cash and Cash Equivalents at End
  of Period...........................  $  --    $  --    $  --        $  --         $  --      $12,500
                                        =====    =====    =====        =====         =====      =======

   The accompanying notes are an integral part of these financial statements.

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 STATEMENT OF SHAREHOLDER'S INVESTMENT
                                           (IN THOUSANDS)
                                                                                  DEFICIT ACCUMULATED
                                                                        CAPITAL       DURING THE
                                             NET           COMMON         IN         DEVELOPMENT STAGE
                                            PARENT         STOCK,       EXCESS         SUBSEQUENT TO
                                           COMPANY        $.01 PAR      OF PAR        CAPITALIZATION
                                           INVESTMENT      VALUE        VALUE         OF THE COMPANY
                                           --------       --------     --------     -------------------
BALANCE JANUARY 2, 1993..................  $     --         $ --      $    --              $ --
Net loss.................................      (106)          --           --                --
Net transfer from parent company.........       106           --           --                --
                                           --------         ----      -------              ----
BALANCE JANUARY 1, 1994..................        --           --           --                --
Net loss.................................      (128)          --           --                --
Net transfer from parent company.........       128           --           --                --
                                           --------         ----      -------              ----
BALANCE DECEMBER 31, 1994................        --           --           --                --
Net loss.................................      (601)          --           --                --
Net transfer from parent company.........       601           --           --                --
                                           --------         ----      -------              ----
BALANCE DECEMBER 30, 1995................        --           --           --                --
                                                                  (UNAUDITED)
Net loss prior to capitalization of
  Company................................       (94)          --           --                --
Net transfer from parent company.........        94           --           --                --
Cash transfer from parent company in
  connection with capitalization of the
  Company................................    12,500           --           --                --
Capitalization of Company................   (12,500)         100       12,400                --
Net loss after capitalization of
  Company................................        --           --           --               (10)
                                           --------         ----      -------              ----
BALANCE MARCH 30, 1996...................  $     --         $100      $12,400              $(10)
                                           ========         ====      =======              ====

   The accompanying notes are an integral part of these financial statements.

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Fibergen Inc. (the "Company") was established as a subsidiary of Thermo Fibertek Inc. ("Thermo Fibertek") to develop and commercialize equipment and systems to recover valuable materials from pulp residue generated by plants that produce recycled pulp and paper. The Company is in the development stage, has yet to generate any revenues, and has no assurance of future revenues. To the Company's knowledge, no Company has yet developed commercially stable products using the proposed technology. Even if successful, substantial time will pass before significant revenues might be realized. Further, during the period required to develop the commercial product, the Company may require additional funds that may not be available to it. Research and development began on December 29, 1991 (the date of inception).

  Relationship with Thermo Fibertek and Thermo Electron Corporation

     The Company was incorporated on February 12, 1996 as a wholly owned subsidiary of Thermo Fibertek, at which time Thermo Fibertek was an 81%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). Thermo Fibertek transferred to the Company all of the assets and business relating to the development of its fiber-recovery system, together with $12,500,000 in cash, in exchange for 10,000,000 shares of the Company's common stock, representing all of such stock outstanding.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1993, 1994 and 1995 are for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

  Income Taxes

     The Company and Thermo Fibertek entered into a tax allocation agreement under which the Company and Thermo Fibertek are included in Thermo Electron's consolidated federal and state income tax returns. If Thermo Fibertek's equity ownership of the Company were to drop below 80%, the Company would be required to file its own income tax returns.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Pursuant to Securities and Exchange Commission requirements earnings per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermo Fibertek in connection with the capitalization of the Company.

  Cash and Cash Equivalents

     Prior to its incorporation in February 1996, the Company's cash disbursements were combined with other Thermo Fibertek corporate cash balances. Subsequent to the Company's incorporation, the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

  Machinery and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful life of its machinery and equipment which is five years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The financial statements as of March 30, 1996 and for the three-month periods ended April 1, 1995 and March 30, 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three-month period ended March 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

2.  EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Fibertek. Prior to the November 1995 plan year, shares of Thermo Fibertek's and Thermo Electron's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased will be subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. Prior to November 1993, the Company's eligible employees participated in an employee stock purchase plan sponsored by Thermo Electron.

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  INCOME TAXES

     The benefit for income taxes differs from the amounts calculated by applying the statutory federal income tax rate of 35% to loss before taxes due to the following:

                                                                                        INCEPTION
                                                                                         THROUGH
                                                                                       DECEMBER 30,
                                                       1993       1994       1995          1995
                                                      -------    -------    -------    ------------
                                                                     (IN THOUSANDS)
Income tax benefit at statutory rate................  $ 37        $ 45      $ 210         $ 342
Differences resulting from:
Net operating loss valuation allowance provided.....   (37)        (45)      (210)         (342)
                                                      ----        ----      -----         -----
                                                      $ --        $ --      $  --         $  --
                                                      ====        ====      =====         =====

     Prepaid income taxes consist of the following:

                                                                  1994       1995
                                                                 -------    -------
                                                                   (IN THOUSANDS)
Net operating loss carryforwards.............................    $ 132       $ 342
Less: Valuation allowance....................................     (132)       (342)
                                                                 -----       -----
                                                                 $  --       $  --
                                                                 =====       =====

     Due to cumulative losses, a valuation allowance equal to total net deferred tax assets has been established.

4.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services to the Company. Thermo Electron will assess the Company an annual fee based upon the Company's revenues. The Company was not charged for these services in 1993, 1994 and 1995 since no revenues were recorded by the Company during these periods and the amount of services received was not material. Beginning in fiscal 1996, the Company will pay an annual fee equal to 1.0% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would incur on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

5.  SUBSEQUENT EVENTS

  Acquisition

     On July 3, 1996, the Company's newly formed GranTek subsidiary acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. ("GranTech") and Biodac, a division of Edward Lowe Industries, Inc. ("Biodac" and collectively, "GranTech and Biodac") for approximately $12,000,000 in cash, subject to a post-closing adjustment based upon the net asset value of GranTech and Biodac as of the

                              THERMO FIBERGEN INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

closing date. The Company will account for the acquisition using the purchase method of accounting. The cost exceeded the estimated fair value of the acquired net assets by approximately $3,332,000 which will be amortized over 20 years. The allocation of the purchase price will be based on estimates of the fair value of net assets acquired. Pro forma information for the Company and GranTech and Biodac is available elsewhere in this Prospectus.

     GranTech converts the sludge produced by recycled pulp and paper mills into granules that can be used as absorbents for oil and grease, as cat-box fillers and as carriers for agricultural chemicals. GranTech produces an agricultural carrier marketed as BIODAC[Registered Trademark], which is sold exclusively by Biodac.

  Stock-based Compensation Plans

     On July 2, 1996, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options generally vest and become immediately exercisable on the ninth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally are deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than fair market value of the Company's stock on the date of grant. As of July 2, 1996, no options to purchase shares of the Company's common stock have been granted under this plan. The Company also has a directors' stock option plan, adopted on July 2, 1996, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan will have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally are deemed to have lapsed ratably over a four-year period and the option term is five years. As of July 2, 1996, no options to purchase shares of the Company's common stock have been granted under this plan. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its other majority-owned subsidiaries.

     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

  Reserved Shares

     At July 2, 1996, the Company had reserved 825,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees Edward Lowe Foundation, Inc.,
  Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc.:

     We have audited the accompanying combined balance sheet of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. as of September 30, 1994 and 1995, and the related combined statements of operations and shareholder's equity (deficit) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

                                          CROWE, CHIZEK AND COMPANY LLP

South Bend, Indiana
July 2, 1996

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

                                   COMBINED STATEMENT OF OPERATIONS
                                           (IN THOUSANDS)
                                                    FISCAL YEAR ENDED             SIX MONTHS ENDED
                                                      SEPTEMBER 30,                   MARCH 31,
                                                ---------------------------     ---------------------
                                                 1993      1994      1995         1995        1996
                                                -------   -------   -------     ---------   ---------
                                                                                     (UNAUDITED)
Revenues......................................  $ 4,709   $ 3,670   $ 4,233       $2,361      $2,750
Costs and Operating Expenses:
  Cost of revenues............................    3,287     3,234     3,188        1,620       2,189
  Selling, general and administrative
     expenses.................................      995       988     2,410          377       1,524
  Research and development expenses...........      367       281       303          129         110
                                                -------   -------   -------       ------      ------
                                                  4,649     4,503     5,901        2,126       3,823
                                                -------   -------   -------       ------      ------
Operating Income (Loss).......................       60      (833)   (1,668)         235      (1,073)
Other Income (Note 6).........................       --        --        --           --         700
Interest Expense (Note 3).....................   (1,042)   (1,140)   (1,469)        (697)         --
                                                -------   -------   -------       ------      ------
Net Loss (Note 4).............................  $  (982)  $(1,973)  $(3,137)      $ (462)     $ (373)
                                                =======   =======   =======       ======      ======

            See accompanying notes to combined financial statements.

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

                                       COMBINED BALANCE SHEET
                                 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                             SEPTEMBER 30,   SEPTEMBER 30,   MARCH 31,
                                                                 1994            1995          1996
                                                             -------------   -------------   ---------
                                                                                            (UNAUDITED)
ASSETS
Current Assets:
  Cash.....................................................     $     --        $     43      $     --
  Accounts receivable......................................          305             298           926
  Inventories..............................................          683             695           352
  Federal income tax deposit...............................          163              --            --
  Other current assets.....................................           11               1            --
                                                                --------        --------      --------
     Total current assets..................................        1,162           1,037         1,278
                                                                --------        --------      --------
Property, plant and equipment:
  Land and improvements....................................          267             267           267
  Buildings and improvements...............................        4,412           4,375         4,482
  Machinery and equipment..................................        7,419           7,282         7,200
  Office furniture and equipment...........................           53              59            59
                                                                --------        --------      --------
                                                                  12,151          11,983        12,008
  Accumulated depreciation and amortization................        4,512           5,513         6,113
                                                                --------        --------      --------
                                                                   7,639           6,470         5,895
                                                                --------        --------      --------
Other Assets:
  Cash surrender value of life insurance...................           28              37            41
  Patents, net of accumulated amortization of $146, $182
     and $172..............................................          152             116           126
                                                                --------        --------      --------
                                                                     180             153           167
                                                                --------        --------      --------
                                                                $  8,981        $  7,660      $  7,340
                                                                ========        ========      ========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
  Notes payable -- shareholder (Note 3)....................     $ 16,048        $     --      $     --
  Accounts payable.........................................          137              81           188
  Salaries, wages and bonus payable........................           57              54            15
  Accrued property taxes...................................          121             100            92
  Accrued legal expenses (Note 6)..........................           --             999            64
  Other accrued expenses...................................           --              --            50
  Interest payable (Note 3)................................        1,663              --            --
                                                                --------        --------      --------
     Total current liabilities.............................       18,026           1,234           409
                                                                --------        --------      --------
Shareholder's Equity (Deficit):
  Common stock, $1.00 par value: 20,000 shares authorized
     and 10,000 shares outstanding.........................           10              10            10
  Additional paid-in capital (Note 3)......................        1,386          20,565        20,565
  Accumulated deficit......................................      (11,292)        (12,844)      (13,313)
  Divisional equity (deficit)..............................          851          (1,305)         (331)
                                                                --------        --------      --------
                                                                  (9,045)          6,426         6,931
                                                                --------        --------      --------
                                                                $  8,981        $  7,660      $  7,340
                                                                ========        ========      ========

            See accompanying notes to combined financial statements.

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

                                      COMBINED STATEMENT OF CASH FLOWS
                                               (IN THOUSANDS)
                                                                                            SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED SEPTEMBER 30,            MARCH 31,
                                                     -------------------------------       -------------------
                                                      1993        1994        1995          1995        1996
                                                     -------     -------     -------       -------     -------
                                                                                               (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss.......................................     $ (982)    $(1,973)    $(3,137)      $(462)      $(373)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation and amortization..............      1,168       1,231       1,242         631         591
      Provision for obsolete inventory...........         --          --         150          --          --
      Provision for warranty reserve.............         --          --          --          --          50
      Increase in cash surrender value of life
         insurance...............................         (9)         (9)         (9)         (4)         (4)
      Loss on disposal of equipment..............         --          --          38          --          --
      Changes in current accounts:
         Accounts receivable.....................        978         (32)          7        (903)       (628)
         Inventories.............................       (289)        112        (162)        (37)        343
         Due from related party..................         96          --          --          --          --
         Federal income tax deposit..............         --        (163)        163          --          --
         Other current assets....................          7          --          10           1           1
         Accounts payable........................       (385)        (51)        (56)          3         107
         Salaries, wages and bonus payable.......        (47)        (26)         (3)        (27)        (39)
         Accrued property taxes..................         17          (1)        (21)        (10)         (8)
         Accrued legal fees......................         --          --         999          --        (935)
         Interest payable........................       (558)      1,140       1,469         697          --
                                                      ------     -------     -------       -----       -----
           Net cash provided by (used in)
             operating activities................         (4)        228         690        (111)       (895)
                                                      ------     -------     -------       -----       -----
Cash Flows from Investing Activities:
  Proceeds from sale of equipment................         --          --           7          --          --
  Capital expenditures...........................       (452)       (336)        (83)        (69)        (26)
                                                      ------     -------     -------       -----       -----
           Net cash used in investing
             activities..........................       (452)       (336)        (76)        (69)        (26)
                                                      ------     -------     -------       -----       -----
Cash Flows from Financing Activities:
  Borrowings from shareholder....................        200          --          --          --          --
  Net transfer (to) from parent company..........        238          76        (571)        180         878
                                                      ------     -------     -------       -----       -----
           Net cash provided by (used in)
             financing activities................        438          76        (571)        180         878
                                                      ------     -------     -------       -----       -----
Increase (Decrease) in Cash......................        (18)        (32)         43          --         (43)
Cash at Beginning of Period......................         50          32          --          --          43
                                                      ------     -------     -------       -----       -----
Cash at End of Period............................     $   32     $    --     $    43       $  --       $  --
                                                      ======     =======     =======       =====       =====
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.......     $1,600     $    --     $    --       $  --       $  --
  During the year ended September 30, 1995, debt
    of $16,048 and accrued interest of $3,131 was
    contributed to equity.

            See accompanying notes to combined financial statements.

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

                          COMBINED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                      COMMON STOCK      ADDITIONAL                   DIVISIONAL
                                    ----------------     PAID-IN      ACCUMULATED      EQUITY
                                    SHARES    AMOUNT     CAPITAL        DEFICIT      (DEFICIT)      TOTAL
                                    ------    ------    ----------    -----------    ----------    -------
BALANCE AT OCTOBER 1, 1992........  10,000      $10       $ 1,386       $ (8,024)      $   224     $(6,404)
Net loss                                --       --            --         (1,134)          152        (982)
Net transfer from parent
  company.........................      --       --            --             --           238         238
                                    ------      ---       -------       --------       -------     -------
BALANCE AT SEPTEMBER 30, 1993.....  10,000       10         1,386         (9,158)          614      (7,148)
Net loss                                --       --            --         (2,134)          161      (1,973)
Net transfer from parent
  company.........................      --       --            --             --            76          76
                                    ------      ---       -------       --------       -------     -------
BALANCE AT SEPTEMBER 30, 1994.....  10,000       10         1,386        (11,292)          851      (9,045)
Net loss..........................      --       --            --         (1,552)       (1,585)     (3,137)
Net transfer to parent company....      --       --            --             --          (571)       (571)
Contributed debt to equity........      --       --        19,179             --            --      19,179
                                    ------      ---       -------       --------       -------     -------
BALANCE AT SEPTEMBER 30, 1995.....  10,000       10        20,565        (12,844)       (1,305)      6,426

                                                                 (UNAUDITED)
Net loss..........................      --       --            --           (469)           96        (373)
Net transfer from parent
  company.........................      --       --            --             --           878         878
                                    ------      ---       -------       --------       -------     -------
BALANCE AT MARCH 31, 1996.........  10,000      $10       $20,565       $(13,313)      $  (331)    $ 6,931
                                    ======      ===       =======       ========       =======     =======

            See accompanying notes to combined financial statements.

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include the operations of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. ("parent company"). Both GranTech and Edward Lowe Industries, Inc. are owned 100% by the Henry Edward Lowe Amended and Restated Irrevocable Trust. The financial statements include the complete operations of GranTech and the divisional activity of Biodac which includes accounts receivable, inventory, patents, accounts payable, divisional equity (deficit) and related operations associated with the selling and marketing of the product manufactured by GranTech. Divisional equity (deficit) represents the parent company's net investment in Biodac. Material intercompany accounts and transactions have been eliminated.

  Nature of Operations

     Granulation Technology, Inc. ("GranTech") produces, from paper mill sludge, cellulosic based granules, sold under the BIODAC(R) trademark, for the agricultural, lawn and garden markets. The main manufacturing plant is located in Green Bay, Wisconsin. The corporate office is located in Cassopolis, Michigan. After the product is manufactured, it is stored in the facility in Green Bay until shipment. Biodac, a division of Edward Lowe Industries, Inc., is a related company and under an agreement with GranTech, is the sole distributor and marketer of GranTech manufactured products. The Company's products are primarily sold in the United States. The patents and trademarks which encompass both the manufacturing process and the use of such products are owned by Biodac.

     GranTech and Biodac collectively will be referred to as the Company.

  Market Concentration

     Products are sold primarily in the agricultural, lawn and garden markets and the Company has four major customers with large concentrations of revenue and accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.

     Revenue for fiscal years ended September 30:

                          CUSTOMER     1993    1994     1995
                          --------     ----    ----     ----
                             A         52%      45%      47%
                             B         20%      25%      18%
                             C         12%      11%      12%
                             D          6%      10%      11%

     Accounts receivable as of September 30:

                          CUSTOMER             1994     1995
                          --------             ----     ----
                             A                   1%       6%
                             B                  29%      --%
                             C                  20%      20%
                             D                  22%      35%

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Accounts Receivable

     The financial statements contain no allowance for doubtful accounts since management expects that receivables are fully collectible.

  Inventory

     Inventory is recorded at the lower of cost (on a first-in, first-out basis determined on average cost of production) or market method.

  Property, Plant and Equipment

     Maintenance and repair expenditures that are normal and recurring are charged against income in the period incurred. Expenditures which materially improve or extend the useful lives of existing properties are capitalized and depreciated over their useful lives. Depreciation is provided on the various classes of depreciable assets using straight-line and accelerated methods based on their estimated useful lives as follows:

        Land improvements                                         15 years
        Buildings and improvements                                40 years
        Machinery and equipment                                  5-7 years
        Office furniture and equipment                           5-7 years

  Patents

     Patent costs are included in other assets and are amortized on a straight line basis over the life of the patents. Two patents expire in 2003, while the other patent expires in 2002.

  Interim Financial Statements

     The financial statements as of March 31, 1996 and for the six-month periods ended March 31, 1995 and 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the six-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

2.  INVENTORY

     Inventory is comprised of the following as of September 30, 1994 and 1995:

                                                                     1994       1995
                                                                     ----       -----
                                                                      (IN THOUSANDS)
        Supplies                                                     $  6        $  6
        Finished goods                                                677         689
                                                                     ----        ----
                                                                     $683        $695
                                                                     ====        ====

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  NOTE PAYABLE -- SHAREHOLDER

     As of September 30, 1994, GranTech had unsecured promissory notes with the Company's shareholder totaling $16,048,000. The notes, which were dated from January 27, 1989 through October 27, 1992, were payable upon demand with interest due monthly at fifty basis points over the CitiBank prime money rate.

     As of September 29, 1995, the outstanding debt of $16,048,000 plus accrued interest of $3,131,000 was contributed to paid in capital.

4.  INCOME TAXES

     Granulation Technology, Inc. and Edward Lowe Industries, Inc. have both individually elected, with the consent of its shareholder, to be taxed as S corporations under the Internal Revenue Code and similar sections of state income tax laws (where applicable) which provide that, in lieu of corporation income taxes, the shareholder will be taxed on the Company's taxable income. There is no provision for income taxes for the years ended September 30, 1993, 1994 and 1995.

5.  CONTRACTS AND COMMITMENTS

     GranTech has entered into the following agreements with various parties:

          A multiple year supply agreement with a nearby paper mill, dated December 26, 1989 and amended March 5, 1990, whereby the mill will supply paper sludge to GranTech, at no cost to GranTech other than the mill's incremental disposal costs. These incremental expenses are defined in the contract to represent expenses in excess of current landfill disposal costs. During 1995, the term was extended for two successive additional terms of two years each, commencing December 26, 1997. Either party may terminate this amended agreement.

          An employment agreement with GranTech's president effective January 1, 1989 through September 30, 1996 with extension options available. The agreement specifies the president's salary, discretionary bonus, benefits, severance and noncompete aspects of his employment. The agreement includes certain provisions relative to the sale or disposition of the business of GranTech, which would require GranTech to pay additional compensation of 2 1/2 times his base salary. No provision for this liability has been recorded as of September 30, 1995.

          A September 1992 supply agreement with American Cyanamid Company ("American Cyanamid") was renewed through December 31, 1996 and is renewable from year to year thereafter until either party terminates the agreement. The BIODAC(R) products are sold to American Cyanamid, at a fixed price, for its exclusive use as a granular carrier with certain chemicals and cannot be sold to others for use with the same chemicals.

          Effective October 1, 1995, GranTech and Biodac entered into a four year supply agreement with The Solaris Group, a unit of Monsanto Company. The Company is to supply a specific product, known as BIODAC(R) HLG-SR, to The Solaris Group for use in the consumer home, lawn and garden markets in the United States and Canada. The price per ton is fixed for the period October 1, 1995 through September 30, 1997 and thereafter adjusted based upon changes in natural gas and electricity prices. The contract is subject to a one year extension.

     The Company uses certain sales agents and employees to sell its products. Biodac division has a sales agency agreement with Ontario 361267 Ltd. d/b/a The Consulting Group dated October 1, 1995, to pay a 5% commission on gross sales as the exclusive sales agent for the Canadian provinces. Sales are subject to the commission if the products are shipped into Canada or sold to a U.S. customer having a presence in Canada.

                          GRANULATION TECHNOLOGY, INC.
             AND BIODAC, A DIVISION OF EDWARD LOWE INDUSTRIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

The agreement is for a one year term and includes an automatic renewal for additional terms of one year until either party terminates the agreement.

6.  GAIN CONTINGENCY

     In December 1994, Biodac filed suit against a company for patent infringement. On February 21, 1996, this matter was resolved. A consent decree and settlement agreement were executed by all parties. Settlement of $700,000 was received in February 1996 and has been recorded as of the date of receipt. As of September 30, 1995, no contingent gain was recorded. Legal and professional fees incurred relative to the suit for the year ended September 30, 1995 were approximately $1,654,000 and were recorded as selling, general and administrative expenses. No fees were incurred relative to this suit prior to the year ended September 30, 1995.

7.  SUBSEQUENT EVENT

     On July 2, 1996, an asset purchase agreement was signed to sell substantially all of the assets of the Company, subject to certain liabilities, to Thermo Fibergen Inc., for approximately $12,000,000 in cash, subject to a post-closing adjustment based upon the net asset value of the Company as of the closing date.

                              THERMO FIBERGEN INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 30, 1995
                                  (UNAUDITED)

     On July 3, 1996, Thermo Fibergen Inc. (the "Company") acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. (collectively "GranTech and Biodac") for approximately $12,000,000 in cash, subject to a post-closing adjustment. The Company will account for this acquisition using the purchase method of accounting.

     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the twelve months ended
December 30, 1995, as if the acquisition of GranTech and Biodac, which is assumed to be financed with the $12,500,000 in cash received by the Company in connection with its capitalization, had occurred on January 1, 1995. GranTech and Biodac have a fiscal year end which differs from the Company's fiscal year end. The pro forma combined financial statements below combine the historical
September 30 fiscal year end financial statements of GranTech and Biodac and the calendar year end financial statements of the Company. The results of operations of GranTech and Biodac for the three months ended December 31, 1995 have not been included in the pro forma combined condensed statement of operations.
GranTech and Biodac revenues and net loss were $1,171,000 and $854,000, respectively, for the three months ended December 31, 1995. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of GranTech and Biodac been made on January 1, 1995. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed balance sheet and the respective historical financial statements and related notes of the Company and GranTech and Biodac appearing elsewhere in this Prospectus.

                                                           HISTORICAL
                                                     ----------------------           PRO FORMA
                                                      THERMO      GRANTECH     -----------------------
                                                     FIBERGEN    AND BIODAC    ADJUSTMENTS    COMBINED
                                                     --------    ----------    -----------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...........................................   $    --      $ 4,233        $  --       $ 4,233
                                                      -------      -------        -----       -------
Costs and Operating Expenses:
  Cost of revenues.................................        --        3,188           93         3,281
  Selling, general and administrative expenses.....        --        2,410          328         2,738
  Research and development expenses................       601          303           --           904
                                                      -------      -------        -----       -------
                                                          601        5,901          421         6,923
                                                      -------      -------        -----       -------
Operating Loss.....................................      (601)      (1,668)        (421)       (2,690)
Interest Expense...................................        --        1,469           --         1,469
                                                      -------      -------        -----       -------
Loss Before Income Taxes...........................      (601)      (3,137)        (421)       (4,159)
Income Taxes.......................................        --           --           --            --
                                                      -------      -------        -----       -------
NET LOSS...........................................   $  (601)     $(3,137)       $(421)      $(4,159)
                                                      =======      =======        =====       =======
LOSS PER SHARE.....................................   $  (.06)                                $  (.42)
                                                      =======                                 =======
WEIGHTED AVERAGE SHARES............................    10,000                                  10,000
                                                      =======                                 =======

                              THERMO FIBERGEN INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 30, 1996
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the three months ended March
30, 1996, as if the acquisition of GranTech and Biodac, which is assumed to be financed with the $12,500,000 in cash received by the Company in connection with its initial capitalization, had occurred on January 1, 1995. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of GranTech and Biodac been made on January 1, 1995. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed balance sheet and the respective historical financial statements and related notes of the Company and GranTech and Biodac appearing elsewhere in this Prospectus.

                                                           HISTORICAL
                                                     ----------------------            PRO FORMA
                                                      THERMO      GRANTECH      -----------------------
                                                     FIBERGEN    AND BIODAC     ADJUSTMENTS    COMBINED
                                                     --------    ----------     -----------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...........................................   $    --       $1,579         $  --      $ 1,579
                                                      -------       ------         -----      -------
Costs and Operating Expenses:
  Cost of revenues.................................        --        1,238            --        1,238
  Selling, general and administrative expenses.....        --          500            85          585
  Research and development expenses................       203           60            --          263
                                                      -------       ------         -----      -------
                                                          203        1,798            85        2,086
                                                      -------       ------         -----      -------
Operating Loss.....................................      (203)        (219)          (85)        (507)
Interest Income....................................        99           --           (95)           4
Other Income.......................................        --          700            --          700
                                                      -------       ------         -----      -------
Income (Loss) Before Income Taxes..................      (104)         481          (180)         197
Income Taxes.......................................        --           --            --           --
                                                      -------       ------         -----      -------
NET INCOME (LOSS)..................................   $  (104)      $  481         $(180)     $   197
                                                      =======       ======         =====      =======
EARNINGS (LOSS) PER SHARE..........................   $  (.01)                                $   .02
                                                      =======                                 =======
WEIGHTED AVERAGE SHARES............................    10,000                                  10,000
                                                      =======                                 =======

                              THERMO FIBERGEN INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 30, 1996
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed balance sheet sets forth the financial position as of March 30, 1996, to reflect the acquisition of GranTech and Biodac as if the acquisition had occurred on March 30, 1996. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed statements of operations and the respective historical financial statements and related notes of the Company and GranTech and Biodac appearing elsewhere in this Prospectus.

                                                         HISTORICAL
                                                   ----------------------           PRO FORMA
                                                    THERMO      GRANTECH     -----------------------
                                                   FIBERGEN    AND BIODAC    ADJUSTMENTS    COMBINED
                                                   --------    ----------    -----------    --------
                                                                    (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents                         $12,500     $     --       $(12,000)     $   500
  Accounts receivable, net                               --          926             --          926
  Inventories                                            --          352             93          445
                                                    -------     --------       --------      -------
                                                     12,500        1,278        (11,907)       1,871
                                                    -------     --------       --------      -------
Property, Plant and Equipment, Net                        6        5,895             --        5,901
                                                    -------     --------       --------      -------
Patents and Other Assets                                 --          167          1,833        2,000
                                                    -------     --------       --------      -------
Cost in Excess of Net Assets of Acquired
  Companies                                              --           --          3,332        3,332
                                                    -------     --------       --------      -------
                                                    $12,506     $  7,340       $ (6,742)     $13,104
                                                    =======     ========       ========      =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Accounts payable                                  $    --     $    188       $     --      $   188
  Other accrued expenses                                 --          221            189          410
  Due to parent company and affiliates                   16           --             --           16
                                                    -------     --------       --------      -------
                                                         16          409            189          614
                                                    -------     --------       --------      -------
Shareholder's Investment:
  Common stock                                          100           10            (10)         100
  Capital in excess of par value                     12,400       20,565        (20,565)      12,400
  Deficit accumulated during the development
     stage subsequent to capitalization of the
     Company                                            (10)          --             --          (10)
  Accumulated deficit                                    --      (13,313)        13,313           --
  Divisional equity                                      --         (331)           331           --
                                                    -------     --------       --------      -------
                                                     12,490        6,931         (6,931)      12,490
                                                    -------     --------       --------      -------
                                                    $12,506     $  7,340       $ (6,742)     $13,104
                                                    =======     ========       ========      =======

                              THERMO FIBERGEN INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF
          OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 30, 1995 (In
          thousands, except in text)
                                                                            TWELVE MONTHS ENDED
                                                                             DECEMBER 30, 1995
                                                                            -------------------
                                                                              DEBIT (CREDIT)
COST OF REVENUES
  Increase in the finished goods inventory of GranTech and Biodac to the estimated selling price, less the sum of the costs of disposal and
     a reasonable profit allowance for the Company's selling efforts....           $  93
                                                                                   -----
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  Elimination of service fees charged to GranTech and Biodac by Edward
     Lowe Industries, Inc...............................................            (158)
  Service fee of 1.20% of the revenues of GranTech and Biodac for services provided under a services agreement between the Company
     and Thermo Electron................................................              51
  Amortization over 7 years of the increase in the recorded amount of
     patents as a result of the acquisition of GranTech and Biodac......             268
  Amortization over 20 years of cost in excess of net assets of acquired
     companies created by the acquisition of GranTech and Biodac........             167
                                                                                   -----
                                                                                     328
                                                                                   -----


NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF
          OPERATIONS FOR THE THREE MONTHS ENDED MARCH 30, 1996 (In thousands, except in text)

                                                                             THREE MONTHS ENDED
                                                                               MARCH 30, 1996
                                                                             ------------------
                                                                               DEBIT (CREDIT)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  Elimination of service fees charged to GranTech and Biodac by Edward
     Lowe Industries, Inc................................................          $(40)
  Service fee of 1.0% of the revenues of GranTech and Biodac for services provided under a services agreement between the Company and Thermo
     Electron............................................................            16
  Amortization over 7 years of the increase in the recorded amount of
     patents as a result of the acquisition of GranTech and Biodac.......            67
  Amortization over 20 years of cost in excess of net assets of acquired
     companies created by the acquisition of GranTech and Biodac.........            42
                                                                                   ----
                                                                                     85
                                                                                   ----
INTEREST INCOME
  Decrease in interest income attributable to the lower cash position as
     a result of the acquisition of GranTech and Biodac..................           (95)
                                                                                   ----

                              THERMO FIBERGEN INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 3 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
          (In thousands)
                                                                                 DEBIT (CREDIT)
                                                                                 --------------
CASH AND CASH EQUIVALENTS
  Cash payment to acquire GranTech and Biodac..................................     $(12,000)
                                                                                    --------
INVENTORIES
  Increase in the finished goods inventory of GranTech and Biodac to the estimated selling price, less the sum of the costs of disposal and a
     reasonable profit allowance for the Company's selling efforts.............           93
                                                                                    --------
PATENTS AND OTHER ASSETS
  Decrease in other assets for asset of GranTech and Biodac not acquired.......          (41)
  Increase in patents of GranTech and Biodac to estimated fair market value....        1,874
                                                                                    --------
                                                                                       1,833
                                                                                    --------
COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
  Excess of cost over the fair value of the net assets acquired of GranTech and
     Biodac....................................................................        3,332
                                                                                    --------
OTHER ACCRUED EXPENSES
  Decrease in other accrued expenses of GranTech and Biodac for liabilities not
     assumed...................................................................           11
  Estimated accrued acquisition expenses for exit costs........................         (200)
                                                                                    --------
                                                                                        (189)
                                                                                    --------
SHAREHOLDER'S INVESTMENT
  Elimination of GranTech and Biodac's equity accounts.........................        6,931
                                                                                    --------

===============================================================================
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THERMO ELECTRON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------


              TABLE OF CONTENTS

                                          PAGE
                                          ----
Reports to Security Holders..............   3
Additional Information...................   3
Incorporation of Certain Documents by
  Reference..............................   3
Prospectus Summary.......................   5
Risk Factors.............................   8
The Company..............................  13
Use of Proceeds..........................  13
Dividend Policy..........................  13
Capitalization...........................  14
Dilution.................................  15
Selected Financial Information...........  16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................  17
Business.................................  19
Relationship with Thermo Electron and
  Thermo Fibertek........................  27
Management...............................  30
Security Ownership of Certain
  Beneficial Owners and Management.......  35
Information Concerning Thermo Electron...  37
Description of Securities................  38
Certain Federal Income Tax Consequences..  42
Shares Eligible for Future Sale..........  46
Underwriting.............................  48
Legal Opinions...........................  49
Experts..................................  49
Index to Financial Statements............ F-1

                           ------------------------

        UNTIL      , 1996 (25 DAYS AFTER THE DATE  OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================

                                3,100,000 UNITS

                       (EACH UNIT CONSISTING OF ONE SHARE
                            OF COMMON STOCK AND ONE
                               REDEMPTION RIGHT)

                              THERMO FIBERGEN INC.

                               ------------------

                         REDEMPTION PAYMENTS GUARANTEED
                           ON A SUBORDINATED BASIS BY
                          THERMO ELECTRON CORPORATION

                               ------------------

                           NATWEST SECURITIES LIMITED

                                LEHMAN BROTHERS

                            OPPENHEIMER & CO., INC.




                                           , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

FORM S-1 ITEM 13.
                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
FORM S-3 ITEM 14.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee and the NASD filing fee.

          Securities and Exchange Commission registration fee............  $ 18,809
          NASD filing fee................................................     5,955
          American Stock Exchange listing fee............................    37,500
          Legal fees and expenses........................................    20,000
          Accounting fees and expenses...................................    60,000
          Blue Sky fees and expenses (including legal fees)..............    10,000
          Printing and engraving expenses................................   120,000
          Transfer agent fees............................................     5,000
          Miscellaneous..................................................    73,236
                                                                           --------
                    Total................................................  $350,500
                                                                           ========

FORM S-1 ITEM 14.
                      INDEMNIFICATION OF DIRECTORS AND OFFICERS
FORM S-3 ITEM 15.

     The Delaware General Corporation Law and the Registrants' Certificates of Incorporation and By-Laws limit the monetary liability of directors to the Company, Thermo Electron and their respective stockholders and provide for indemnification of the their respective officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company or Thermo Electron, as the case may be, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrants also have indemnification agreements with their respective directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and 10.14 hereto, respectively.

     Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

FORM S-1 ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On February 12, 1996, the Company issued 1,000 shares (10,000,000 shares after giving effect to a 10,000-for-one stock split effected on June 26, 1996) of Common Stock to Thermo Fibertek in consideration of the contribution of certain assets to the capital of the Company at the time of the incorporation of the Company. Exemption from registration of this transaction is claimed under
Section 4(2) of the Securities Act.

FORM S-1 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

FORM S-3 ITEM 16.  EXHIBITS

     (a) EXHIBITS

     See the Exhibit Indexes included immediately preceding the exhibits to this Registration Statement.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted because they are not applicable or are not required under Regulation S-X.

FORM S-1 ITEM 17.
                      UNDERTAKINGS
FORM S-3 ITEM 17.

     (a) The undersigned Registrants hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates for the Securities in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) The undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Thermo Electron hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Thermo Electron's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrants hereby undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions contained in the Certificates of Incorporation and By-Laws of the Registrants and the laws of the State of Delaware, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of the respective Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 3rd day of July, 1996.

                                            THERMO FIBERGEN INC.

                                            By: /s/ YIANNIS A. MONOVOUKAS
                                              ----------------------------------
                                                    YIANNIS A. MONOVOUKAS
                                                President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 3rd day of July, 1996.

                                            THERMO ELECTRON CORPORATION

                                            By: /s/ GEORGE N. HATSOPOULOS
                                              ----------------------------------
                                                    GEORGE N. HATSOPOULOS
                                                President and Chief Executive
                                                           Officer

                       POWERS OF ATTORNEY AND SIGNATURES

AS TO THE COMPANY:

     We, the undersigned officers and directors of Thermo Fibergen Inc., hereby constitute and appoint John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them singly, our true and lawful attorneys with full powers of substitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective amendments to said Registration Statement (including any subsequent Registration Statement for the same offering which may be filed under Rule 462(b)), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Thermo Fibergen Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                      DATE
                ---------                               -----                      ----
    /s/  YIANNIS A. MONOVOUKAS              President, Chief Executive          July 3, 1996
- ------------------------------------------    Officer and Director
        YIANNIS A. MONOVOUKAS                 (Principal Executive
                                              Officer)

      /s/  JOHN N. HATSOPOULOS              Vice President, Chief               July 3, 1996
- ------------------------------------------    Financial Officer and
           JOHN N. HATSOPOULOS                Director (Principal
                                              Financial Officer)

        /s/  PAUL F. KELLEHER               Chief Accounting Officer            July 3, 1996
- ------------------------------------------    (Principal Accounting
             PAUL F. KELLEHER                 Officer)

      /s/  WILLIAM A. RAINVILLE             Chairman of the Board and           July 3, 1996
- ------------------------------------------    Director
           WILLIAM A. RAINVILLE

      /s/  JONATHAN W. PAINTER              Director                            July 3, 1996
- ------------------------------------------
           JONATHAN W. PAINTER

         /s/  ANNE T. BARRETT               Director                            July 3, 1996
- ------------------------------------------
              ANNE T. BARRETT

AS TO THERMO ELECTRON:

     We, the undersigned officers and directors of Thermo Electron Corporation, hereby constitute and appoint John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them singly, our true and lawful attorneys with full powers of substitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective amendments to said Registration Statement (including any subsequent Registration Statement for the same offering which may be filed under Rule 462(b)), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Thermo Electron Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
          /s/  GEORGE N. HATSOPOULOS        President, Chief Executive Officer,   July 3, 1996
- ------------------------------------------    Chairman of the Board and
              GEORGE N. HATSOPOULOS           Director (Principal Executive
                                              Officer)

          /s/  JOHN N. HATSOPOULOS          Executive Vice President and          July 3, 1996
- ------------------------------------------    Financial Officer (Principal
               JOHN N. HATSOPOULOS            Financial Officer)

          /s/  PAUL F. KELLEHER             Vice President, Finance (Principal    July 3, 1996
- ------------------------------------------    Accounting Officer)
               PAUL F. KELLEHER

         /s/  JOHN M. ALBERTINE             Director                              July 3, 1996
- ------------------------------------------
              JOHN M. ALBERTINE

          /s/  PETER O. CRISP               Director                              July 3, 1996
- ------------------------------------------
               PETER O. CRISP

        /s/  ELIAS P. GYFTOPOULOS           Director                              July 3, 1996
- ------------------------------------------
             ELIAS P. GYFTOPOULOS

         /s/  FRANK JUNGERS                 Director                              July 3, 1996
- ------------------------------------------
              FRANK JUNGERS

         /s/  ROBERT A. MCCABE              Director                              July 3, 1996
- ------------------------------------------
              ROBERT A. MCCABE

        /s/  FRANK E. MORRIS                Director                              July 3, 1996
- ------------------------------------------
             FRANK E. MORRIS

         /s/  DONALD E. NOBLE               Director                              July 3, 1996
- ------------------------------------------
              DONALD E. NOBLE

         /s/  HUTHAM S. OLAYAN              Director                              July 3, 1996
- ------------------------------------------
              HUTHAM S. OLAYAN

      /s/  ROGER D. WELLINGTON              Director                              July 3, 1996
- ------------------------------------------
           ROGER D. WELLINGTON


                                 EXHIBIT INDEX
          TO THERMO FIBERGEN INC.'S REGISTRATION STATEMENT ON FORM S-1

EXHIBIT
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
- -------                              ----------------------                              ----
    1     Form of Underwriting Agreement...............................................
    3.1   Certificate of Incorporation of the Company, as amended......................
    3.2   By-Laws of the Company.......................................................
   *4.1   Form of Guarantee of Thermo Electron.........................................
   *4.2   Guarantee Agreement among the Company, Thermo Electron and the
          Representatives of the Underwriters..........................................
   *4.3   Form of Unit Certificate.....................................................
   *4.4   Specimen Common Stock Certificate............................................
   *4.5   Specimen Redemption Right Certificate........................................
   *5     Opinion of Seth H. Hoogasian with respect to the validity of the Units,
          Common Stock and Redemption Rights being offered.............................
  *10.1   Asset Transfer Agreement dated as of July 2, 1996 between Thermo Fibertek
          Inc. and the Company.........................................................
  *10.2   Technology Purchase Agreement dated as of July 2, 1996 between Thermo
          Fibertek Inc. and the Company................................................
   10.3   Corporate Services Agreement dated July 2, 1996, between Thermo Electron and the Company..................................................................
   10.4   Thermo Electron Corporate Charter, as amended and restated effective January
          3, 1993 (filed as Exhibit 10.1 to Thermo Electron's Annual Report on Form
          10-K for the fiscal year ended January 2, 1993 [File No. 1-8002] and incorporated herein by reference)............................................
   10.5   Tax Allocation Agreement dated as of July 2, 1996 between Thermo Fibertek
          Inc. and the Company.........................................................
   10.6   Master Repurchase Agreement dated as of July 2, 1996 between Thermo Electron and the Company..............................................................
   10.7   Master Guarantee Reimbursement Agreement dated as of July 2, 1996 among
          Thermo Electron, Thermo Fibertek and the Company.............................
   10.8   Master Guarantee Reimbursement Agreement dated as of July 2, 1996 between
          Thermo Fibertek Inc. and the Company.........................................
   10.9   Lease dated as of April 12, 1996, by and between Al and Lee Realty and the
          Company......................................................................
  10.10   [Reserved]...................................................................
  10.11   Equity Incentive Plan of the Company.........................................
  10.12   Deferred Compensation Plan for Directors of the Company......................
  10.13   Directors Stock Option Plan of the Company...................................
  10.14   Form of Indemnification Agreement for Officers and Directors of the Company.

          In addition to the stock-based compensation plans of the Company, the executive officers of the Company may be granted awards under stock-based compensation plans of Thermo Electron and its subsidiaries, for services rendered to the Company or to such affiliated corporations. Such plans were filed as Exhibits 10.19 through 10.21 and 10.24 through 10.47 to the Annual
          Report on Form 10-K of Thermo Fibertek for the fiscal year ended December 30,
          1995 [File No. 11406] and are incorporated herein by reference...............
   21     Subsidiaries of the Company..................................................
   23.1   Consent of Arthur Andersen LLP...............................................
   23.2   Consent of Arthur Andersen LLP...............................................
   23.3   Consent of Crowe, Chizek and Company LLP.....................................
   23.4   Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5)...................
   24     Power of Attorney (See Signature Page of this Registration Statement)........
   27     Financial Data Schedule......................................................

- ---------------

* To be filed by amendment.


                                 EXHIBIT INDEX
      TO THERMO ELECTRON CORPORATION'S REGISTRATION STATEMENT ON FORM S-3


EXHIBIT
NUMBER                               DESCRIPTION OF EXHIBIT                             PAGE
- -------                              ----------------------                             ----
   **1     Form of Underwriting Agreement..............................................
   **4.1   Form of Guarantee of Thermo Electron........................................
   **4.2   Guarantee Agreement between the Company, Thermo Electron and the
           Representatives of the Underwriters.........................................
    *5     Opinion of Seth H. Hoogasian with respect to the validity of the Guarantees being offered...............................................................
  **23.2   Consent of Arthur Andersen LLP..............................................
    23.3   Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5)..................
    24     Power of Attorney (See Signature Page of this Registration Statement).......

- ---------------

 * To be filed by amendment.

** Filed as an exhibit with the corresponding exhibit number to Thermo Fibergen
   Inc.'s Registration Statement on Form S-1 combined with this Registration Statement on Form S-3.

                                   APPENDIX


The graphic on page 21 of the Prospectus illustrates the Company's process to treat pulp residue generated by plants that produce recycled pulp and paper.